Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

among

MT. HAWLEY INSURANCE COMPANY,

CLEAR BLUE FINANCIAL HOLDINGS, LLC

and,

Solely for purposes of Section 14.17,

RLI INSURANCE COMPANY

Dated as of May 27, 2015

i

Section 14.11.	Headings	53
Section 14.12.	Governing Law	53
Section 14.13.	Multiple Counterparts	53
Section 14.14.	Unenforceability or Invalidity	53
Section 14.15.	Third Parties	53
Section 14.16.	Interpretation	53
Section 14.17.	RLI Guaranty	53

LIST OF EXHIBITS

Exhibit A                                 Form of Reinsurance Agreement

Exhibit B                                  Form of Services Agreement

Exhibit C                                  Form of Assignment and Assumption Agreement

Exhibit D                                 Form of Intellectual Property Assignment

Exhibit E                                   Form of Section 336(e) Tax Election Agreement

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of May 27, 2015 (this “Agreement”), is made by and among MT. HAWLEY INSURANCE COMPANY, an insurance company domiciled in the State of Illinois (“Seller”), CLEAR BLUE FINANCIAL HOLDINGS, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“Buyer”), and, solely for purposes of Section 14.17, RLI INSURANCE COMPANY, an Illinois corporation (“RLI”).

W I T N E S S E T H:

WHEREAS, Buyer desires to purchase all of the issued and outstanding shares of capital stock of RLI Indemnity Company, an insurance company domiciled in the State of Illinois (the “Company”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the authorized capital stock of the Company consists of 5,100,000 shares of common stock, $7.00 par value per share, of which 600,000 shares are issued and outstanding (such outstanding shares being referred to herein as the “Shares”);

WHEREAS, Seller is the record and beneficial owner of 100% of the Shares; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.       Definitions.  Each of the following terms is defined in the Section indicated opposite such term:

Term	Section
Actions	3.12(a)
Administrative Services Agreement	3.1
Adjustment Date	2.2(b)
Affiliate	3.1

Term	Section
Agency Agreements	3.9(d)
Agreement	Preamble
Allocation Statement	12.8(b)(iv)
A.M. Best	3.20
Applicable Law	3.4(a)(i)
Assignment and Assumption Agreement	3.1
Business Day	2.4(a)
Buyer	Preamble
Buyer Fundamental Representations	6.1
Buyer’s Approvals	4.3(b)
Closing	2.4(a)
Closing Admitted Assets	2.3(b)
Closing Admitted Assets Value	2.3(c)
Closing Certificate	2.5(a)
Closing Date	2.4(a)
Code	12.9(a)
Company	Recitals
Company Statutory Financial Statements	3.6(a)
Confidential Information	5.5(a)
Confidentiality Agreement	5.5(a)
Contest	12.5(b)
Employees	3.16(a)
Encumbrances	2.4(b)
Equity Commitment Letter	4.5
Equity Financing	4.5
ERISA	3.16(b)
Estimated Admitted Assets Value	2.3(a)
Estimated Purchase Price	2.3(a)
Excluded Taxes	12.1(a)
Final Allocation	12.8
Form A	5.2(c)

Term	Section
Indemnification Cap	7.1
Indemnification Threshold	7.1
Indemnitee	7.3
Indemnitor	7.3
Independent Accountant	2.5(d)
Initial Allocation	12.8
Insurance Contract	3.11(a)
Insurance Qualification/Insurance Qualifications	3.9(b)
Intellectual Property Assignment	3.1
Interim Period	5.1
Knowledge of Seller	3.2(a)
Losses	7.1
Material Adverse Effect	3.4(a)
Non-Insurance Contracts	3.11(a)
Notice of Objection	2.5(b)
Ordinary Course of Business	3.12(a)
Outside Date	13.1(c)
Permitted Encumbrance	3.10
Plans	3.16(b)
Pre-Closing Tax Period	12.1(a)
Post-Closing Returns	12.2(b)
Post-Closing Tax Period	3.8(n)
Purchase Price	2.2(a)
Purchase Price Adjustment Consultation Period	2.5(c)
Reinsurance Agreement	3.1
Reinsurance Treaties	3.9(e)
Related Agreements	3.1
Representatives	2.4(b)
Rescinded Insurance Event	5.8
Rescinded Insurance Qualification	5.8
RLI	Preamble

Term	Section
RLI Group	3.8(l)
SAP	3.6(a)
Section 336(e) Election	12.8(a)
Section 336(e) Tax Election Agreement	3.1
Seller	Preamble
Seller Fundamental Representations	6.1
Seller Tax Indemnitee	12.1(b)
Seller’s Approvals	3.4(b)
Seller Trademarks	3.18
Seller’s Knowledge	3.2(a)
Shares	Recitals
Statutory Accounts	5.9(a)
Statutory Deposits	2.3(b)(i)
Straddle Period	12.1(c)
Subsidiary	3.5(c)
Tax Indemnitee	12.1(a)
Tax Return	12.9(b)
Taxes	12.9(c)
Taxing Authority	12.9(d)

ARTICLE II.

PURCHASE AND SALE OF THE SHARES; CLOSING

Section 2.1.       Purchase and Sale of the Shares.  Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares upon the terms and subject to the conditions set forth in this Agreement.

Section 2.2.       Purchase Price.

(a)          In consideration of the sale, assignment and transfer of the Shares provided for in this Agreement, Buyer agrees to pay to Seller the sum of the following (as may be adjusted hereunder, the “Purchase Price”):

(i)           $7,500,000; and

(ii)          an amount equal to the Closing Admitted Assets Value.

(b)          The Purchase Price shall be subject to adjustment at the Closing, in the event that any Insurance Qualification has been and continues to be a Rescinded Insurance Qualification as of the Closing Date, by decreasing the Purchase Price by an amount equal to $150,000 with respect to each Rescinded Insurance Qualification, if any.

Section 2.3.       Determination of Closing Admitted Assets Value and Estimated Purchase Price.

(a)          After 8:00 p.m. Eastern Time on the Business Day immediately preceding the Closing Date, Seller shall provide to Buyer a certificate signed by a senior officer of Seller setting forth: (i) an estimated list of all Closing Admitted Assets (which, for the avoidance of doubt, shall take into account any distribution made to Seller pursuant to Section 5.13); (ii) the estimated value of the Closing Admitted Assets (the “Estimated Admitted Assets Value”); and (iii) an estimate of the Purchase Price, determined with reference to the Estimated Admitted Assets Value and taking into account any applicable adjustments contemplated by Section 2.2(b) (the “Estimated Purchase Price”).

(b)          For purposes of this Agreement, the “Closing Admitted Assets” shall mean the admitted assets of the Company as of the Closing, calculated taking into account the assets to be transferred to RLI on the Closing Date pursuant to the Reinsurance Agreement, such Closing Admitted Assets to consist only of:

(i)        securities on deposit in certain jurisdictions as a condition of maintaining the Insurance Qualifications (“Statutory Deposits”);

(ii)       marketable securities consisting only of U.S. Treasury obligations, including accrued investment income; and

(iii)      cash and cash equivalents.

(c)          For purposes of this Agreement, the “Closing Admitted Asset Value” shall mean the value of the Closing Admitted Assets determined as follows:

(i)        cash and cash equivalents shall be valued dollar for dollar; and

(ii)       marketable securities, including Statutory Deposits and U.S. Treasury obligations shall be valued as follows:

(1)       marketable securities which are listed on a national securities exchange shall be valued at their last sales price on the Closing Date or, if no sales occurred on the Closing Date, at the mean between the closing “bid” and “ask” prices on the Closing Date, plus, in either such case, accrued interest, if any; and

(2)       marketable securities which are not so listed shall be valued at their closing “bid” price, if held “long,” and at their closing “ask” price, if held “short,” plus, in either such case, accrued interest, if any.

Section 2.4.       Closing.

(a)          Subject to the satisfaction or waiver of the terms and conditions hereof, the consummation of the sale and purchase of the Shares provided for herein (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, (i) on the third day, other than a Saturday, Sunday, or a day which banking institutions in the State of New York are authorized or obligated by law or executive order to close (a “Business Day”), following the date on which all conditions to the obligations of the parties to consummate the transactions contemplated hereby have been satisfied or waived (other than conditions with respect to actions the parties will take at the Closing, but subject to the satisfaction or waiver of all such conditions) or (ii) at such other place, date or time as Buyer and Seller shall mutually agree upon in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b)          At the Closing, Buyer shall pay to Seller, by wire transfer to a bank account designated in writing by Seller (at least three (3) Business Days prior to the Closing Date), the Estimated Purchase Price, as determined in accordance with Section 2.3, in immediately available funds.  Simultaneously, Seller shall deliver to Buyer a certificate or certificates representing the Shares, endorsed in blank for transfer or accompanied by duly executed blank stock powers with all appropriate stock transfer tax stamps affixed, together with such other instruments as shall reasonably be required by Buyer to vest fully in Buyer all right, title and interest in and to the Shares free and clear of any liens, encumbrances, mortgages, pledges, claims, charges, debts, liabilities, obligations, agreements, rights, options, warrants, restrictions, defects in title and security interests of any kind or nature whatsoever, whether legal or equitable, or any claim by any Person to any of the foregoing (“Encumbrances”) other than any Encumbrances created by, through or under, or arising as a result of the acts or omissions of, Buyer or any of its Affiliates or Representatives.  For purposes of this Agreement, (i) “Representatives” shall mean any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, financial advisors and third party administrators and (ii) “Person” shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(c)          Seller and Buyer shall also deliver such other documents and instruments as shall be required of Seller and Buyer under the terms and provisions of this Agreement.  All such certificates, stock powers, documents and instruments shall be in form and content reasonably satisfactory to the other party and such other party’s counsel.

Section 2.5.       Purchase Price Adjustment.

(a)          Within thirty (30) days after the Closing Date, Seller shall provide to Buyer a certificate (the “Closing Certificate”) signed by the Treasurer or Chief Financial Officer of Seller setting forth as of the Closing: (i) a list of all Closing Admitted Assets (which, for the avoidance of doubt, shall take into account any distribution made to Seller pursuant to Section 5.13); (ii) the Closing Admitted Assets Value; (iii) the Purchase Price, determined with reference to the Closing Admitted Assets Value and taking into account any applicable adjustments contemplated by Section 2.2(b); and (iv) the difference, if any, between the Estimated Purchase Price and the Purchase Price, determined with reference to the Closing Admitted Assets Value and taking into account any applicable adjustments contemplated by Section 2.2(b).

(b)          After the receipt by Buyer of the Closing Certificate and until such time as the final Purchase Price is determined in accordance with this Section 2.5, upon reasonable request by Buyer, Seller shall provide to Buyer supporting documentation and other written information relating to the Closing Certificate and the calculations set forth thereon.   Unless Buyer, within thirty (30) days after receipt of the Closing Certificate, gives Seller a notice objecting thereto and specifying, in reasonable detail, the basis for each such objection and the amount in dispute (“Notice of Objection”), such Closing Certificate and the amount of the Closing Admitted Assets Value reflected therein shall be binding upon Buyer and Seller and the applicable payment required pursuant to subsection (e) below shall be made. If a timely Notice of Objection is received by Seller, then the Closing Certificate (as revised in accordance with Section 2.5(c) and Section 2.5(d)) shall become final and binding upon Buyer and Seller on the earlier of (i) the date Buyer and Seller resolve in writing any differences they have with respect to any matter specified in the Notice of Objection and (ii) the date any matters properly in dispute are finally resolved in writing by the Independent Accountant.

(c)          During the thirty (30) days immediately following the delivery of a Notice of Objection (the “Purchase Price Adjustment Consultation Period”), Seller and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Objection.

(d)          If, at the end of the Purchase Price Adjustment Consultation Period, Seller and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Objection, then Seller and Buyer shall submit all matters that remain in dispute with respect to the Notice of Objection to an independent certified public accounting firm in the United States of national recognition mutually agreed to in good faith by Seller and Buyer (the “Independent Accountant”).  For the avoidance of doubt, the Independent Accountant shall not review any items or make any determination with respect to any matters other than those matters that remain in dispute following the Purchase Price Adjustment Consultation Period and have been specifically submitted to the Independent Accountant for resolution. Buyer and Seller shall instruct the Independent Accountant not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand.  Buyer and Seller shall also instruct the Independent Accountant to make its determination based solely on presentations by Buyer and Seller (i.e., not on the basis of an independent review).  The Closing Certificate and the amount of the Closing Admitted Asset Value reflected therein shall become final and binding on the parties hereto on the date the Independent Accountant delivers its final resolution in writing to Buyer and Seller (which final resolution shall be requested by the parties hereto to be delivered not more than forty five (45) days following submission of such disputed matters).  All of the fees and expenses of the Independent Accountant pursuant to this Section 2.5(d) shall be borne equally by Seller and Buyer.  During the review by the Independent Accountant, Buyer and Seller shall each make or cause to be made available to the Independent Accountant such individuals and such information, books, records and work papers, as may be required by the Independent Accountant to fulfill its obligations under this Section 2.5(d).  In acting under this Agreement, the Independent Accountant shall be entitled to the privileges and immunities of an arbitrator.

(e)          (i) In the event that the Estimated Purchase Price shall exceed the Purchase Price, as finally determined in accordance with this Section 2.5, Seller shall pay to Buyer an amount equal to such excess and (ii) in the event that the Purchase Price shall exceed the Estimated Purchase Price, as finally determined in accordance with this Section 2.5, Buyer shall pay to Seller an amount equal to such excess.  Any amount payable pursuant to this Section 2.5(e) shall be paid by wire transfer of immediately available funds within three (3) Business Days after the earlier of (A) Buyer’s failure to deliver a timely Notice of Objection pursuant to Section 2.5(b) and (B) the date all disputed items are resolved pursuant to Sections 2.5(c) and (d), in accordance with such wire instructions as may be specified by the party owed such payment.

Section 2.6.       Prorations.  Notwithstanding Seller’s assumption of the obligations and liabilities pursuant to the Assignment and Assumption Agreement and the parties’ arrangements set forth in the Administrative Services Agreement, to the extent that Seller has assumed the payment for, or prepaid, any items relating to the operation of the Company set forth on Schedule 2.6, but such items wholly or partially accrue to the benefit of the Company for any period following the Closing, Buyer shall reimburse Seller for any such payments as they relate to any period following the Closing.  Seller and Buyer each agrees to furnish the other party with such documents and other records as reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 2.6.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows in this Article III.  Each such representation and warranty is qualified by the disclosure set forth in the numbered or lettered Schedule that correspond to such representation and warranty and shall be deemed to qualify and be included as a disclosure for any other representation and warranty to which the relevance of such disclosure is readily apparent.

Section 3.1.       Organization; Existence and Authority of Seller.  Seller is a corporation duly organized and validly existing under the laws of the State of Illinois and in good standing with the Illinois Department of Insurance.  Seller possesses full corporate right, power and legal authority to own, lease and operate its assets and properties and to carry on its business as the same is being conducted and to execute, deliver and perform its obligations under this Agreement.  Seller possesses full corporate right, power and legal authority to execute and deliver this Agreement.  Each of Seller, the Company and each Affiliate of Seller that will execute any Related Agreement has full corporate right, power and legal authority to execute and deliver each such Related Agreement and the other agreements and instruments to be executed by it pursuant hereto and thereto, to perform each of the terms, covenants and agreements on its part to be performed hereunder and thereunder, and to make the representations and warranties on its part made hereunder and thereunder.  This Agreement, the Quota Share Reinsurance Agreement in the form thereof attached hereto as Exhibit A (the “Reinsurance Agreement”), the Policy and Claims Runoff Services Agreement in the form thereof attached hereto as Exhibit B (the “Services Agreement”), the Assignment and Assumption Agreement in the form thereof attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), the Intellectual Property Assignment in the form thereof attached hereto as Exhibit D (the “Intellectual Property Assignment”) and the Section 336(e) Tax Election Agreement in the form thereof attached hereto as Exhibit E (the “Section 336(e) Tax Election Agreement” and, collectively with the Reinsurance Agreement, the Services Agreement, the Assignment and Assumption Agreement and the Intellectual Property Agreement, the “Related Agreements”) and such other agreements and instruments as are to be executed and delivered by Seller or any Affiliate of Seller pursuant hereto and thereto, and the performance hereof and thereof, have been, or when executed and delivered shall have been, duly authorized by all necessary corporate action and are, or will be, duly and validly executed and delivered by Seller and each Affiliate of Seller (including the Company) that is a party thereto.  Assuming due authorization, execution and delivery of by the other parties thereto and hereto, this Agreement and the Related Agreements constitute, or shall constitute, the legal, valid and binding obligations of Seller or such Affiliate, enforceable against Seller or such Affiliate in accordance with their terms, except that (a) such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws in effect relating to or affecting the enforcement of the rights of creditors generally or the enforcement of the rights of creditors of insurance companies generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  As used in this Agreement, “Affiliate” means, as to any specified Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such first Person.  For purposes of this definition, “control” of a Person means another Person’s power, direct or indirect, to direct or cause the direction of the management and policies of such first Person whether by ownership of voting stock, by contract or otherwise.

Section 3.2.       Organization; Good Standing; Corporate Books and Records of the Company.

(a)          The Company is a stock insurance company, duly organized and validly existing under the laws of the State of Illinois and in good standing with the Illinois Department of Insurance, with all requisite power to own, lease and operate its assets and properties.  The Company is duly licensed, qualified and admitted to do business under the laws of each jurisdiction in which the Company is required to be so qualified and is in good standing in all such jurisdictions, except where the failure to be so licensed, qualified and admitted to do business and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that any representation and warranty given by Seller regarding Insurance Qualifications shall not be given pursuant to this Section 3.2, but shall solely be given pursuant to Section 3.9 (Insurance Qualifications)).  Except as set forth on Schedule 3.2(a)(1), the Company is not and, to the Knowledge of Seller, has not been a “commercially domiciled insurer” under the laws of any jurisdiction, and has not been treated as domiciled in a jurisdiction other than its jurisdiction of incorporation.  As used in this Agreement, “Knowledge of Seller”, “Seller’s Knowledge” and other iterations of the foregoing mean the actual knowledge of those individuals set forth on Schedule 3.2(a)(2), in each case, after reasonable inquiry of the relevant individual with operational responsibility for the matter or question at hand.

(b)          Seller has made available to Buyer (i) the stock ledger and minute books of the Company that are in the possession or control of Seller and (ii) true, accurate and complete copies of the articles of incorporation and bylaws of the Company as amended to date, which have been approved by applicable regulatory authorities (to the extent required).  Such stock ledger and minute books are true, accurate and complete in all material respects.  Such books and records have been maintained in all material respects in accordance with good business and bookkeeping practices and all applicable requirements of Applicable Law.

Section 3.3.       Capitalization and Delivery of the Shares.

(a)          The authorized capital stock of the Company consists of 5,100,000 shares of common stock, $7.00 par value per share, 600,000 of which are issued and outstanding.  The Shares have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth in this Section 3.3(a), no class of equity securities, preferred stock, bonds, debentures, notes, other evidences of indebtedness for borrowed money or other securities of any kind of the Company (except for the Shares) is authorized, issued or outstanding.

(b)          There is no right, subscription, warrant, call, unsatisfied preemptive right, option, convertible or exercisable security or other agreement or commitment of any kind, matured or unmatured, contingent or otherwise, to purchase, exchange, transfer or otherwise receive from any Person (including, without limitation, the Company) any shares of the capital stock or any other security of the Company, and the Company has no obligation of any kind to issue any additional securities.  There is no agreement or understanding providing for, restricting or otherwise affecting the transfer, voting, or dividend rights of any shares of the capital stock or any other security of the Company or otherwise allowing any Person the right to vote with the shareholders of the Company.

Section 3.4.       No Violation; Approvals; Filings.

(a)          Assuming compliance with Section 3.4(b), the execution and delivery of this Agreement, the Related Agreements, and the other agreements and instruments to be executed by Seller, the Company and the other Affiliates of Seller, as applicable, pursuant hereto and thereto, and the performance of all of the transactions contemplated herein and therein, do not and will not (i) violate or breach any applicable law, statute, rule, ruling, determination, ordinance, regulation, opinion, order or judgment of any governmental authority, administrative body or, agency or court, domestic or foreign, or any decision, judgment, order, writ, injunction or decree of any such governmental authority, administrative body or agency or court (“Applicable Law”), (ii) violate or conflict with the articles of incorporation or bylaws of Seller or the Company, or any organizational documents of any Affiliate of Seller that will be executing a Related Agreement or (iii) with or without notice or the passage of time or both, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise would constitute a default) under or entitle any party to terminate, accelerate or cause a breach or default of, or result in the creation of any Encumbrance (other than any Permitted Encumbrance) upon any of the properties or assets of the Company under, or create any right of acceleration, termination, vesting, payment, exercise, suspension, revocation or cancellation or the loss of any right or benefit under any contract, mortgage, lien, lease, agreement, indenture, trust, instrument, order, judgment or decree to which Seller, any Affiliate of Seller or the Company is a party or which is binding upon Seller, any Affiliate of Seller or the Company or upon any of the assets of any of the foregoing, except, in the case of clauses (i) and (iii) above, as would not reasonably be expected to result in a material adverse effect on (A) the ability of the Company to conduct insurance business in the jurisdictions where the Company is licensed pursuant to the Insurance Qualifications as of the date hereof (other than the effects of any actions expressly required by this Agreement) or (B) on the ability of Seller or the Company, or any Affiliate of Seller that will be executing a Related Agreement, to perform fully their obligations under this Agreement or the Related Agreements or to effect the transactions contemplated hereby and thereby (a “Material Adverse Effect”).

(b)          Except as set forth in Schedule 3.4(b), none of Seller, any Affiliate of Seller or the Company is required to obtain any consent, approval or authorization from or to make any filings with any governmental agency, body, or authority with regard to execution, delivery and performance of this Agreement (including the transfer of the Shares pursuant hereto), the Related Agreements or such other agreements or documents as are to be or have been executed by Seller, any Affiliate of Seller or the Company pursuant hereto and thereto, or the consummation of the transactions contemplated herein or therein (“Seller’s Approvals”).

Section 3.5.       Title to the Shares; Subsidiaries and Affiliates.

(a)          Seller owns, of record and beneficially, and has good and valid title to, all of the Shares.  All Shares are held by Seller free and clear of any Encumbrances.

(b)          Upon delivery to Buyer of the certificate or certificates representing the Shares pursuant to this Agreement, together with appropriately executed stock powers with respect thereto, Buyer will acquire good and valid title to the Shares, free and clear of any and all Encumbrances other than any Encumbrances created by, through or under, or arising as a result of the acts or omissions of, Buyer or any of its Affiliates or Representatives.

(c)          The Company does not have any Subsidiaries.  For the purposes of this Agreement, “Subsidiary” shall mean, with respect to any specified Person, any other Person in which such other Person (or any other Subsidiary of such Person) (i) is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company) of such first Person, (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body of such first Person or (iii) owns, directly or indirectly, through one or more intermediaries, 50% or more of the outstanding voting securities, equity securities, profits interest or capital interest of such first Person.

(d)          As of the Closing Date, the Company will not directly or indirectly own any equity interest or any right (contingent or otherwise) to any such interest in any corporation, association, individual, partnership, trust or other business organization or combination thereof other than the Closing Admitted Assets.

Section 3.6.       Financial Statements.

(a)          Seller has delivered to Buyer copies of the Company’s annual statutory statements, including the statutory financial statements and accompanying independent auditors’ report of KPMG LLP, as submitted to the Illinois Department of Insurance for the years ended December 31, 2012, 2013 and 2014 and the Company’s quarterly statutory statements, including the unaudited quarterly statutory financial statements, as submitted to the Illinois Department of Insurance for the quarterly period ending March 31, 2015 (collectively, the “Company Statutory Financial Statements”).  Subject, in the case of the quarterly financial statement, to normal recurring year-end adjustments that would not be material, the Company Statutory Financial Statements fairly present in all material respects the financial condition, the results of operations, changes in equity and changes in financial position of the Company as of and for the respective dates and periods indicated therein, in accordance with accounting practices prescribed by the Illinois Department of Insurance, applied on a consistent basis (“SAP”).  Except as indicated therein, all assets reflected as admitted assets on the Company Statutory Financial Statements comply in all material respects with all Applicable Laws with respect to admitted assets.  There are no permitted practices utilized in the preparation of the Company Statutory Financial Statements.  No material weakness, significant deficiency or material required adjustment has been identified by (i) the Company’s auditor in connection with the delivery of its final audit opinion, (ii) the Illinois Department of Insurance or (iii) any other governmental authority, in each case with respect to the Company Statutory Financial Statements that has not been cured or otherwise resolved to the satisfaction of such auditor, the Illinois Department of Insurance or other governmental authority (as applicable).

(b)          Seller has delivered to Buyer copies of the annual statutory statements, including the statutory financial statements and the accompanying independent auditors’ report of KPMG LLP, of RLI, as submitted to the Illinois Department of Insurance for the years ended December 31, 2012, 2013 and 2014.

Section 3.7.       Obligations and Liabilities.   Except (a) as set forth in Schedule 3.7, (b) for liabilities reinsured pursuant to the Reinsurance Agreement, (c) liabilities assumed pursuant to the Assignment and Assumption Agreement and (d) for Taxes (which shall be governed by Section 3.8 and Article XII), at the Closing there will be no obligations, liabilities or claims of or against the Company of any kind or nature, whether absolute, contingent, accrued or otherwise or whether due or to become due, including but not limited to those arising out of or relating to insurance or reinsurance contracts, state insurance guaranty funds and residual market mechanisms or otherwise, whether contingent or absolute, direct or indirect, known or unknown, matured or unmatured, which will not have been assumed or reinsured pursuant to this Agreement or the Related Agreements.

Section 3.8.       Taxes.  Except as set forth on Schedule 3.8:

(a)          All income and other material Tax Returns required to have been filed by or with respect to the Company have been timely filed (taking into account all relevant extensions of time to file) in the manner required by Applicable Law and all such Tax Returns were true and correct in all material respects when filed.  All income and other material amounts of Taxes imposed on the Company that are due and payable have been timely paid in the manner required by Applicable Law (taking into account all relevant extensions of time to pay), except for Taxes that are being contested in good faith through appropriate proceedings.

(b)          The Company has no liability for the Taxes of any Person (other than the Company or members of the RLI Group) under Treasury Regulations Section 1.1502-6 (or a corresponding provision of state tax law), by contract, as a successor, as a transferee, or by statute.

(c)          The most recent audited financial statements for the Company reflect no reserve for Taxes, were prepared in accordance with SAP, and were true, correct and complete in all material respects as of and for the respective dates and periods indicated therein.

(d)          No deficiency for any material amount of Tax has been proposed, asserted or assessed by a Taxing Authority in writing against the Company that has not been satisfied by payment, settled or withdrawn, except for Taxes that are being contested in good faith through appropriate proceedings.

(e)          There is no tax audit, examination, suit or other tax proceeding pending with respect to a material amount of Taxes of the Company, including any claim by any Taxing Authority in a jurisdiction in which the Company has not filed a Tax Return that the Company may be subject to Tax by such jurisdiction.

(f)           There are no outstanding waivers extending the statutory period of limitations on assessment or payment of material amounts of Taxes due from the Company.

(g)          There are no Tax liens on any assets of the Company, except for (A) statutory liens for Taxes not yet due and payable or (B) Taxes that are being contested in good faith through appropriate proceedings.

(h)          All Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Taxing Authority or set aside or reserved on the books of the Company.

(i)           The Company has not been a party to any distribution described in Section 355 of the Code.

(j)           The Company does not have a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

(k)          The Company has not engaged in any “listed transaction” as defined in Section 1.6011-4 of the Treasury Regulations.

(l)           Seller and the Company are members of an “affiliated group” within the meaning of Section 1504(a) of the Code of which RLI Corp. is the common parent (the “RLI Group”); such affiliated group will continue through the Closing Date to file consolidated federal income tax returns that will include the Company; and the Seller is eligible to make an election under Section 336(e) of the Code with respect to the Company.

(m)         No Closing Admitted Asset is an interest in any joint venture, partnership, or limited liability company.

(n)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax periods or portions thereof beginning after the Closing Date (the “Post-Closing Tax Periods”) as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed in a Pre-Closing Tax Period; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made in a Pre-Closing Tax Period; or (v) prepaid amount received in a Pre-Closing Tax Period.

Section 3.9.       Insurance Qualifications.

(a)          Except for Insurance Qualifications that first become Rescinded Insurance Qualifications after the date hereof, if any, and except as set forth in Schedule 3.9, the Company has not had, since December 31, 2010 any Insurance Qualification revoked, restricted (other than as originally issued) or suspended, or any “cease and desist” order issued with regard to any Insurance Qualification or with regard to any of the business or operations of the Company, nor since December 31, 2010, to Seller’s Knowledge has the Company been involved in any proceeding to revoke, restrict or suspend any Insurance Qualification or subject any Insurance Qualification to any “cease or desist” order, nor is any proceeding pending or to Seller’s Knowledge threatened against the Company, which would have that effect.

(b)          Schedule 3.9 sets forth a list of each jurisdiction in which the Company has, as of the date hereof, a valid, effective and subsisting certificate, license or other document issued by the commissioner of insurance or other regulatory official or similar body evidencing the authority of the Company to carry on and transact insurance business as an authorized insurer within such official’s, or body’s jurisdiction (each, an “Insurance Qualification,” and collectively, the “Insurance Qualifications”); provided that the term “Insurance Qualification” shall not include or refer to any license, permit or approval for any specific lines of business. Except as set forth on Schedule 3.9, and subject to the existence of any Rescinded Insurance Qualification that first became a Rescinded Insurance Qualification after the date hereof, the Company has full requisite corporate and other right, power and legal authority to carry on and transact all the kinds of insurance business permitted by its Insurance Qualifications in each such jurisdiction in which it has an Insurance Qualification, and to own, lease and operate its assets, properties and business both as now carried on and as permitted to be carried on pursuant to each such Insurance Qualification.

(c)          The Company is not required by Applicable Law to be licensed, qualified or admitted in any jurisdiction (other than those listed in Schedule 3.9) to carry on and transact its insurance business as currently conducted or to own, lease and operate its assets, properties and business as currently conducted.

(d)          As of the Closing Date (i) the Company will not be bound by any agreement between the Company, on the one hand, and any agent, broker, producer or intermediary, on the other hand, that is a distributor of products of the Company (“Agency Agreement”) or (ii) for any Agency Agreement that is not terminated, or amended to release the Company from such Agency Agreement with respect to the Company, Seller or an Affiliate of Seller (but not the Company) will have assumed all rights, liabilities and obligations under such Agency Agreement pursuant to the Assignment and Assumption Agreement.

(e)          As of the Closing Date (i) the Company will not be bound by any reinsurance agreements or treaties between the Company and any reinsurer or ceding insurer (“Reinsurance Treaties”) or (ii) for any Reinsurance Treaty that is not terminated, or amended to release the Company from such Reinsurance Treaty with respect to the Company, Seller or an Affiliate of Seller (but not the Company) will have assumed all rights, liabilities and obligations under such Reinsurance Treaty pursuant to the Reinsurance Agreement.

(f)           The Company has paid all guaranty fund assessments that are due, or claimed or asserted by any insurance regulatory authority to be due from the Company.

(g)          To Seller’s Knowledge, (i) since its formation, the Company has been engaged solely and exclusively in insurance business (which includes, without limitation, the administration of insurance claims on behalf of third parties), and (ii) since December 31, 2010, the Company has conducted no insurance business or other business in any jurisdiction other than the jurisdictions listed in Schedule 3.9 with respect to which it would be required to have an insurance license or permit from any insurance or other governmental or regulatory authority.

Section 3.10.    Title to Assets; Liens and Encumbrances.

(a)          As of the Closing Date, the Company will have no assets, except for (i) the Insurance Qualifications, (ii) the Closing Admitted Assets, (iii) any intellectual property or similar rights (other than Seller Trademarks), (iv) the Company’s articles of incorporation and books and records, (v) the Related Agreements and (vi) other assets of de minimis value in the aggregate.  As of the Closing Date, the Company will have valid legal title to, free and clear of any Encumbrances other than Permitted Encumbrances, at least the minimum amount of assets required by the insurance regulator in each jurisdiction in which the Company holds an Insurance Qualification for the Company to be in compliance as a licensed insurer in such jurisdiction as of the Closing Date.  The Company has good and marketable title to all of the Closing Admitted Assets, free of any Encumbrances, other than any Encumbrance: (A) incurred on the Statutory Deposits made with state insurance departments as required by such departments, including as set forth on Schedule 3.10(a), (B) for Taxes that are not yet due and payable, (C) set forth on or described in the notes to the Statutory Statements; (D) arising by operation of Applicable Law; (E) that will be released prior to or at the Closing; or (F) created by, through or under, or arising as a result of the acts or omissions of, Buyer or any of its Affiliates or Representatives (each of (A) through (F), a “Permitted Encumbrance”).  Schedule 3.10(a) identifies all of the Statutory Deposits owned by the Company as of the second Business Day immediately prior to the date hereof.

(b)          Schedule 3.10(b) sets forth a list of all admitted assets owned by the Company as of the second Business Day immediately prior to the date hereof.

Section 3.11.    Contracts and Commitments.

(a)          Except for (i) any surety or fidelity bond, insurance policy, binder, slip, contract or product issued or assumed by the Company (“Insurance Contracts”) and (ii) the Related Agreements, the Agency Agreements and the Reinsurance Treaties, Schedule 3.11(a) sets forth each existing, oral or written, contract, lease, commitment, binder, waiver or agreement of any kind to which the Company is a party or by or to which the Company or any of its assets or properties is bound or subject, which (A) is currently in effect and has neither terminated nor expired in accordance with its terms and (B) for which the Company has undischarged obligations (“Non-Insurance Contracts”).  Seller has furnished or made available to Buyer true, accurate and complete copies of the Non-Insurance Contracts.  As of the Closing Date, (A) the Company will not be bound by any Non-Insurance Contract or (B) for any Non-Insurance Contract that is not terminated, or amended to release the Company from all of its obligations and liabilities thereunder, Seller or an Affiliate of Seller (but not the Company) will have assumed all rights, liabilities and obligations under such Non-Insurance Contract pursuant to the Assignment and Assumption Agreement or other assumption arrangement.

(b)          Except as set forth in Schedule 3.11(b), to Seller’s Knowledge, the Company has not issued or renewed any insurance policy or reinsurance contract since March 31, 2008.

(c)          Except as set forth on Schedule 3.11(c), the Company is not party to any agreement or arrangement, whether verbal or written, with any of its directors or officers.

Section 3.12.    Legal Proceedings.

(a)          Except as set forth in Schedule 3.12(a) and except for any Actions related to Insurance Contracts in the ordinary course of business as currently conducted by the Company (“Ordinary Course of Business”), there are no complaints (consumer or otherwise), claims, actions, suits, arbitrations, hearings, proceedings or investigations, whether at law, in equity or admiralty, before any court, arbitrator, governmental department, commission, board, agency or instrumentality, domestic or foreign (collectively, “Actions”), pending or, to the Seller’s Knowledge, threatened (i) against the Company or its business or any property of the Company or any individual in his or her capacity as a director or officer of the Company, or the ability of the Company to conduct or transact any insurance business, or (ii) against Seller or any Affiliate of Seller (other than the Company) that would prevent the consummation of the transactions contemplated by this Agreement or the Related Agreements.

(b)          There are no Actions pending in which the Company is either a plaintiff or (if not a formal proceeding) an aggrieved party or claimant and there are no orders, decrees or injunctions issued in favor of the Company, except with respect to cross claims, counterclaims and claims for subrogation, indemnity, salvage or contribution and declarations of coverage or other Actions arising out of the claims-handling activities of the surety and fidelity business of the Company.

Section 3.13.    Compliance with Law.

(a)          The Company is, and since December 31, 2010 has been, in compliance in all material respects with Applicable Law.  To Seller’s Knowledge, the Company is not under investigation by any governmental authority with respect to any material violation of Applicable Law.

(b)          Neither the Company nor, to Seller’s Knowledge, any officer, director, employee or authorized agent on behalf of the Company, has made any unlawful payment to, or entered into any written or oral understanding or agreement to make any unlawful payment to, any governmental or quasi-governmental official, or to any other Person.

(c)          The Company has filed all material reports, data, registrations, filings, other information and applications required to be filed with or otherwise provided to governmental authorities with jurisdiction over the Company or its business, properties or assets, and all required regulatory approvals in respect thereof are in full force and effect.  All such regulatory filings were in compliance in all material respects with Applicable Laws, and no material deficiencies have been asserted by any such governmental authorities with respect to such regulatory filings that have not been resolved.

(d)          Seller has delivered or otherwise made available to Buyer copies of all material written correspondence with governmental authorities (including email correspondence) within its possession or control and that pertain to the conduct of the Company’s business since December 31, 2010.

Section 3.14.    Absence of Certain Changes.  Except as contemplated by this Agreement or as set forth on Schedule 3.14, between December 31, 2013 and the date of this Agreement, the Company has not:

(a)          incurred any obligation or liability (absolute or contingent) except for obligations or liabilities incurred in the Ordinary Course of Business;

(b)          sold or transferred any assets or property or cancelled any debts or claims, except for sales of investment assets and in the Ordinary Course of Business;

(c)          made any loan or advance to, or guaranteed the obligations of, any individuals, firms, corporations or other entities;

(d)          declared, made, set aside or paid any dividend, distribution or payment on, or any purchase or redemption of, any shares of any class of its capital stock or made any commitments therefor;

(e)          made any change in its accounting methods or practices, or made any change in depreciation or amortization policies or rates adopted by it;

(f)           except in the Ordinary Course of Business, entered into or amended any material contract or other material agreement;

(g)          entered into any agreement pursuant to which it has agreed to refrain from competing with any party;

(h)          except for investment assets acquired (i) in the Ordinary Course of Business or (ii) in connection with the Closing in order to comply with the terms and conditions of this Agreement, made any acquisition of any of the assets, properties, capital stock or business of any other Person;

(i)           suffered or had any material adverse change, event or condition in its business, results of operations, assets, condition (financial or otherwise), or in the manner in which it is conducting its business, or any other Material Adverse Effect;

(j)           issued, granted, sold or otherwise disposed of any of its capital stock or other securities, or options or rights to acquire its capital stock or securities;

(k)          written up, written down or written off the value of any material amount of assets, except in the Ordinary Course of Business; or

(l)           entered into any agreement or understanding to do any of the acts or things described in this Section 3.14.

Section 3.15.    Bank Accounts; Powers of Attorney.  Schedule 3.15 is a list of (a) each bank or depository in or with which the Company maintains an account or safe deposit box and with respect to Statutory Accounts the corresponding number of each Statutory Account and the names of all persons holding check signing authority with respect thereto and (b) except for any insurance regulatory authorities or other governmental entities or persons who may be designated as representatives for service of process, any person holding a power of attorney from the Company.   A true and complete copy of each such power of attorney has been made available to Buyer.

Section 3.16.    Employees and Labor Relations.

(a)          A true, accurate and complete list of all directors and officers of the Company is set forth on Schedule 3.16(a).  The Company does not have any full-time, part-time, temporary, leased, per diem or other employees (collectively, “Employees”) or any natural persons providing services to the Company as consultants or independent contractors or in any similar capacity.  The Company is and has at all times been in compliance in all material respects with all Applicable Laws relating to employment, employment practices, wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, discrimination, immigration, the payment and withholding of Taxes, termination of employment, occupational safety and health standards and similar foreign, state or local Applicable Laws. The Company has no obligation or liability of any kind to, or in respect of, any past or present director or officer or any past Employee, consultant or independent contractor and no payment or benefits will become payable to any such person as a result of the transactions contemplated hereby (either alone on in conjunction with any other event).

(b)          The Company does not sponsor, maintain, contribute to, have any obligation to contribute to, participate in or have liability (including, without limitation, potential or contingent liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), with respect to, any employee benefit or compensation plan, program, policy, agreement or arrangement (collectively, “Plans”), whether or not subject to ERISA, and each Plan that has in the past six (6) years been applicable to the Company or any past Employees was established, maintained and administered in all material respects in compliance with all Applicable Laws and its terms and no unsatisfied liability or obligation of the Company of any kind exists under any such Plan.

(c)          The Company is not, and has not been, subject to or bound by any union or collective bargaining agreements.

Section 3.17. Property.  As of the Closing Date, the Company will not own or lease any real property.

Section 3.18.    Intellectual Property.  Except for any trademarks, trade names, service marks (whether registered or not) that contain or are confusingly similar with “RLI” or “Mt. Hawley” (“Seller Trademarks”) (which as of the Closing will remain the property of Seller and its Affiliates (other than the Company)), the Company owns, licenses or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how, trade secrets, software programs or applications, data and databases, and tangible or intangible proprietary information or materials that are used in the business of the Company as currently conducted in all material respects, and all of such intellectual property constitute sufficient intellectual property rights to conduct the business of the Company as currently conducted and, to Seller’s Knowledge, such intellectual property is not, and has not been, infringing or misappropriating any material intellectual property rights of a third party.

To the Seller’s Knowledge, all patents and registered trademarks, trade names, service marks, trade secrets and copyrights owned by the Company, if any, are valid.

Section 3.19.    Insurance Policies.  Schedule 3.19 contains a list of all policies of insurance maintained by the Company of the date hereof with respect to its properties and the conduct of its business.

Section 3.20.    Ratings.  As of the date hereof, the financial strength rating of Seller is rated A+ by A.M. Best Company, Inc. (“A.M. Best”), and A.M. Best has not announced that it has such ratings under surveillance or review.

Section 3.21.    Brokers and Finders.  Except for Mergers & Acquisition Services, Inc., no broker or finder has acted directly or indirectly on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and except for Mergers & Acquisition Services, Inc., no broker or finder is entitled to any broker or finder’s fee or other commission in connection with the transactions contemplated by this Agreement.  The fees of Mergers & Acquisition Services, Inc., with respect to the transactions contemplated hereby are the sole and exclusive obligations of Seller.

Section 3.22.    Disclaimer.  Except for the representations and warranties contained in this Article III, none of Seller or its Affiliates or any of its respective Representatives makes any other representation or warranty of any kind or any nature whatsoever, oral or written, express or implied, with respect to Seller or any of its Affiliates (including the Company), or the transactions contemplated by this Agreement.  Except for the representations and warranties contained in this Article III, Seller disclaims, on behalf of itself and its Affiliates (including the Company) and its and their respective Representatives any other representations and warranties (and liability or obligation therefor), whether made by Seller or its Affiliates (including the Company) or its or their respective Representatives or any other Person.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

Section 4.1.       Organization; Existence and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico.  Buyer possesses full limited liability company right, power and legal authority to own, lease and operate its assets and properties and to carry on its business as the same is being conducted.  Buyer and each Affiliate of Buyer that will execute any other agreement or instrument to be executed by such Affiliate pursuant hereto have full limited liability company right, power and authority to execute and deliver, as applicable, this Agreement and such other agreements and instruments, to perform each of the terms, covenants, undertakings, and agreements on its part to be performed, and to make the representations and warranties on its part made, pursuant hereto and thereto.  This Agreement and such other agreements and instruments as are to be executed and delivered by Buyer or one of its Affiliates, and the performance hereof and thereof, have been, or when executed shall have been, duly authorized by all necessary limited liability company action and are, or will be, duly and validly executed and delivered by Buyer and such Affiliates and constitute, or shall constitute, the legal, valid and binding obligations of Buyer and such Affiliates, enforceable against Buyer and such Affiliates in accordance with their terms except that (a) such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws in effect relating to or affecting the enforcement of the rights of creditors generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.2.       Investment Representation.  Buyer is acquiring the Shares for its own account without a view to the distribution or sale thereof and without any violation of the Securities Act of 1933, as amended.

Section 4.3.       No Violation; Approvals; Filings.

(a)          Assuming compliance with Section 4.3(b), the execution and delivery of this Agreement, the Related Agreements and the other agreements and instruments to be executed by Buyer or an Affiliate of Buyer pursuant hereto and thereto, and the performance of all of the transactions contemplated herein and therein, do not and will not (i) violate or breach any Applicable Law, (ii) violate or breach the certificate of incorporation or bylaws of Buyer or such Affiliate of Buyer, or (iii) with or without notice or the passage of time or both, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise would constitute a default) under or entitle any party to terminate, accelerate or cause a breach or default of, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer or such Affiliate of Buyer under, or create any right of acceleration, termination, vesting, payment, exercise, suspension, revocation or cancellation or the loss of any right or benefit under any contract, mortgage, lien, lease, agreement, indenture, trust, instrument, order, judgment or decree to which Buyer or such Affiliate of Buyer is a party or which is binding upon Buyer or such Affiliate of Buyer or upon any of Buyer’s or such Affiliate’s assets, except, in the case of clauses (i) and (iii) above, as would not reasonably be expected to result in a material adverse effect on the ability of Buyer or such Affiliate of Buyer to perform its obligations under this Agreement or the Related Agreements or consummate the transactions contemplated hereby or thereby.

(b)          Except as set forth in Schedule 4.3(b), Buyer is not required to obtain any consent, approval or authorization from or to make any filings with any governmental agency, body, or authority with regard to execution, delivery and performance of this Agreement or such other agreements or documents as are to be executed by Buyer pursuant hereto, or the consummation of the transactions contemplated herein or therein (“Buyer’s Approvals”).

Section 4.4.       Brokers and Finders.  Except for TAG Financial Institutions Group, LLC, no broker or finder has acted directly or indirectly on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and except for TAG Financial Institutions Group, LLC, no broker or finder is entitled to any broker or finder’s fee or other commission in connection with the transactions contemplated by this Agreement.  Any fees of TAG Financial Institutions Group, LLC, with respect to the transactions contemplated hereby are the sole and exclusive obligations of Buyer.

Section 4.5.       Financial Ability.  Buyer has delivered to Seller a true, complete and correct copy of the executed equity commitment letter, dated as of May 27, 2015 among Buyer and the investors thereto (the “Equity Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, the investors thereto have committed to invest the cash amount in Buyer set forth in its Equity Commitment Letter (the “Equity Financing”).  The Equity Commitment Letter has not been amended, modified or replaced prior to the date of this Agreement, and, as of the date hereof, to the knowledge of buyer, the commitments contained in the Equity Commitment Letter has not been withdrawn or rescinded in any respect.  As of the date hereof,  the Equity Commitment Letter (x) is in full force and effect, and (y) is a legal, valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, in each case except that (a) such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws in effect relating to or affecting the enforcement of the rights of creditors generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  Other than as set forth in the Equity Commitment Letter, there are no conditions related to the funding of the full amount of the Equity Financing (including any “flex” provisions).  There is no other agreement relating to the Equity Financing to which Buyer or any of its Affiliates is a party that would, or would reasonably be expected to, (i) impair the validity of the Equity Commitment Letter, (ii) reduce the aggregate amount of the Equity Financing or (iii) materially delay or prevent the Closing.  Assuming Buyer is otherwise obligated to effect the Closing as set forth in Article IX hereof and the satisfaction of the conditions of the Equity Commitment Letter, upon receipt of the proceeds contemplated by the Equity Commitment Letter, Buyer will have access as of the Closing Date to sufficient funds to purchase the Shares on the terms and conditions contemplated by this Agreement, to consummate the other transactions contemplated by this Agreement and to pay all associated costs and expenses required to be paid by Buyer.

Section 4.6.       Investigation.  Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and (b) has been furnished with or given adequate access to such information about the Company as it has requested.

Section 4.7.       Disclaimer.  Except for the representations and warranties contained in this Article IV, none of Buyer or its Affiliates or any of its respective Representatives makes any other representation or warranty of any kind or any nature whatsoever, oral or written, express or implied, with respect to Buyer or any of its

Affiliates, or the transactions contemplated by this Agreement.  Except for the representations and warranties contained in this Article IV, Buyer disclaims, on behalf of itself and its Affiliates and its and their respective Representatives any other representations and warranties (and liability or obligation therefor), whether made by Buyer or its Affiliates or its or their respective Representatives or any other Person.

ARTICLE V.

COVENANTS

Section 5.1.       Conduct of Business.  Except (a) as set forth on Schedule 5.1, (b) as otherwise contemplated by this Agreement, (c) with the prior written consent of Buyer, or (d) as required by Applicable Law, during the period commencing on the date hereof and ending on the Closing Date (the “Interim Period”), Seller shall (x) use commercially reasonable efforts to cause the Company to operate in the Ordinary Course of Business, including activities incident to and appropriate for running off its Insurance Contract portfolio and (y) cause the Company to:

(i)        preserve and maintain its corporate existence;

(ii)       use commercially reasonable efforts to preserve and maintain each of the Insurance Qualifications;

(iii)      keep accurate records and books of account;

(iv)      comply in all material respects with Applicable Law, including making all filings with insurance regulatory authorities in a timely manner;

(v)       furnish directly to Buyer copies of any filings made with any insurance or other regulatory official, agency or body or as otherwise required under any Applicable Law, as soon as practicable and in any event within five (5) Business Days after their filing;

(vi)      deliver to Buyer promptly upon receipt copies of all written communications from state regulatory authorities with respect to the Insurance Qualifications;

(vii)     not engage in any activity or business of any kind or nature, including but not limited to, issuing, amending or renewing any policies of insurance or reinsurance, except for activity incident to the runoff of the surety bond portfolio held by the Company as of the date of the Agreement;

(viii)    not issue any shares of capital stock or issue any right, warrant, call, preemptive right, option, appreciation right, phantom right, or other agreement or commitment of any kind, material or immaterial, contingent or otherwise, which provides that any Person may receive from any Person any shares of the capital stock, or any other security of the Company; and not make or enter into any agreement or understanding providing for, restricting or otherwise affecting the transfer, voting or dividend rights of any shares of the capital stock or any other security of the Company;

(ix)      not reclassify or change the rights of any capital stock of the Company;

(x)       not incur, suffer or permit any Encumbrance upon the Shares;

(xi)      not incur any new indebtedness and not guarantee any obligations of others;

(xii)     except to the extent required by Applicable Law, or consistent with past practices or in the Ordinary Course of Business, not (A) amend any Tax Return previously filed by or on behalf of the Company; (B) make, change or rescind any election filed by or on behalf of the Company relating to Taxes; (C) make any change to any of the Company’s methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Returns; (D) request a ruling relating to Taxes; or (E) enter into any closing agreements with any Taxing Authority, in each case, that solely relates to the Company and will be binding on the Company subsequent to the Closing Date;

(xiii)    not amend its articles of incorporation or bylaws;

(xiv)    not lease, license, mortgage, pledge or subject to any Encumbrance, other than Permitted Encumbrances or, except in connection with the Closing in order to comply with the terms and conditions of this Agreement, sell, any assets, properties or rights of the Company;

(xv)     not make or agree to make any distribution of cash or other assets or properties of the Company by way of dividend, distribution, redemption or otherwise;

(xvi)    not enter into any agreement, contract or understanding of any kind, whether oral or written, except in connection with the investigation, settlement and/or payment of any claim under or the termination, commutation, compromise and/or a release with respect to any debts, liabilities, contracts and obligations that will be (or would be, if not resolved or terminated prior to the Closing) Assumed Liabilities (as defined under the Assignment and Assumption Agreement);

(xvii)   not acquire or agree to acquire in any manner any assets or securities other than in the Ordinary Course of Business;

(xviii)  not make any change in its accounting methods or practices;

(xix)    not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, rehabilitation, restructuring or other reorganization of the Company, provided, however, that this restriction will not apply with respect to any deemed plan of liquidation that is made under federal income tax law in connection with the Section 336(e) Election;

(xx)     not adopt a new Plan or hire any Employees, independent contractors or consultants;

(xxi)    not merge or consolidate with or acquire the business of any other corporation or business organization; and

(xxii)   not agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.2.       Approvals.

(a)          Seller covenants and agrees that during the Interim Period it will promptly file for and use commercially reasonable efforts to obtain Seller’s Approvals.  Buyer covenants and agrees that during the Interim Period it will promptly file for and use commercially reasonable efforts to obtain Buyer’s Approvals.  Seller and Buyer shall provide information and communications to governmental or regulatory authorities as such governmental or regulatory authorities may reasonably request in connection with this Agreement and the Related Agreements and obtaining Seller’s Approvals and Buyer’s Approvals.  Each of Seller and Buyer (i) shall provide to the other copies of all non confidential portions of filings, applications and other material written communication, in substantially the form to be filed with or submitted to governmental or regulatory authorities in connection with this Agreement, the Related Agreements or in connection with obtaining Seller’s Approvals and Buyer’s Approvals at least five (5) days prior to such filing, submission or communication, (ii) shall consider in good faith the comments of the other party in respect of such filings, applications and communications and (iii) shall thereafter keep the other party apprised of the status of such filings, applications and communications. Each of Seller and Buyer shall pay all amounts required to be paid by it in obtaining the Seller’s Approvals and Buyer’s Approvals, respectively. Subject to Applicable Law relating to the sharing of information, Buyer and Seller shall notify and keep each other advised as to, and provide copies of any communication it or any of its Affiliates receives from any governmental or regulatory authority relating to the matters subject to this Agreement.  To the extent that either party participates in any meeting with any governmental or regulatory authorities relating to matters that are the subject of this Agreement, such party shall use commercially reasonable efforts to consult with the other party in advance, and to the extent permitted by such authorities, give the other party an opportunity to attend and participate at such meeting.

(b)          Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing in this Agreement will be deemed to require Buyer to consent to a condition or burden imposed by a governmental authority in connection with the granting of any of the Seller’s Approvals or Buyer’s Approvals if such condition or burden (i) seeks to prohibit or limit the ownership, or materially limit the operation, by Buyer or the Company of the business or assets of the Company (including any Insurance Qualification) or to compel the Company, Buyer or its Affiliates to dispose of or hold separate any portion of their business or assets as a result of the transactions contemplated by this Agreement, (ii) seeks to impose any limitation on the ability of Buyer or its Affiliates to exercise full rights of direct or indirect ownership of or control over the Company or its assets or materially limit the control of the Company’s operations or (iii) would place a material financial or material operational burden on Buyer; provided, however, that any requirement by the Illinois Department of Insurance that the Buyer (x) make a capital contribution to increase the Company’s statutory surplus to an amount not in excess of $21 million or (y) hire any personnel or procure any resources or functions reasonably required to sustain the proposed business plan of the Company filed with the Form A application, shall not be deemed a condition or burden pursuant to clauses (i) through (iii) of this Section 5.2(b).  Notwithstanding anything to the contrary, nothing in this Agreement will be deemed to require Seller to consent to a condition or burden imposed by a governmental authority in connection with the granting of any of the Seller’s Approvals or Buyer’s Approvals if such condition or burden would be materially adverse to Seller, including a request to make any financial accommodation to the Company or Buyer (whether by contributing capital to the Company, entering into a capital maintenance agreement for the benefit of the Company or Buyer, or otherwise).

(c)          Notwithstanding anything herein to the contrary, Buyer shall use its commercially reasonable efforts to cause an application of “Form A – Statement of Acquisition of Control of a Domestic Insurer” (“Form A”) to be filed with the Illinois Department of Insurance in respect of the transactions contemplated by this Agreement as soon as possible following the date of this Agreement, but in no event later than ten (10) days following the date of this Agreement, and thereafter, if required, cause any amendments to the Form A application and other required or appropriate filings to be made, and shall at all times between the date hereof and the Closing, subject to Section 5.2(b), take such other actions as are required by Buyer to obtain Form A approval from the Illinois Department of Insurance and all other Buyer’s Approvals.

(d)          Seller and Buyer shall use commercially reasonable efforts to obtain any other consents and approvals and make any other notifications that may be required in connection with the transactions contemplated by this Agreement and the Related Agreements; provided, however, that no party shall be required to compensate, other than any de minimis payments or consideration, any third party in order to obtain such third party’s consent or approval.

Section 5.3.       Cooperation.  Subject to the terms and conditions hereof, (a) each party hereto shall cooperate with the other party hereto, and Seller shall cause the Company to cooperate with Buyer, in connection with consummating the transactions contemplated by this Agreement, and (b) each of the parties hereto agrees, and Seller shall cause the Company, to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.4.       Notification of Changes.  During the Interim Period, each party shall give the other prompt notice after it has obtained knowledge of (a) any fact or circumstance which renders untrue, incorrect or misleading in any material respect any of the representations and warranties made in this Agreement, whether as of the date such representation and warranty was made or as of the date such knowledge was obtained, (b) any failure to comply with or satisfy in any material respect any covenant, condition or agreement which it is to comply with or satisfy under this Agreement, and (c) any material adverse change affecting its ability to perform its obligations under this Agreement.

Section 5.5.       Right of Access and Inspection; Preparation of Financial Statements.

(a)          During the Interim Period, Seller shall cause the Company to provide to Buyer and its representatives information concerning the Company as Buyer or any of such representatives may reasonably request (which request must specify a reason for such information that is reasonably related to the consummation of the transactions contemplated hereby); provided, however, that Seller shall not be required to cause the Company (A) to furnish information that is outside the scope of such request or contains or relates to proprietary information or trade secrets of Seller or its Affiliates (other than the Company) or (B) to make available portions of any documents which portions in the opinion of counsel are subject to the attorney-client privilege.  Following the Closing, each party will, in connection with the preparation of the financial statements of the Company, provide to the other party reasonable access to necessary information within its control.

(b)          Between the date hereof and the Closing Date, Seller shall cause the Company to, consistent with its operation in the Ordinary Course of Business, prepare and file on a timely basis, the statutory financial statements of the Company for any year or quarter ended prior to the Closing for which statutory financial statements are due on or before the Closing Date, in each case including all exhibits, interrogatories, schedules and any actuarial opinions, affirmations, certifications or other supporting documents filed in connection therewith, a copy of which shall be promptly provided to Buyer.

(c)          All statements described in this Section 5.5 shall be prepared in accordance with SAP consistent with past practices and on the forms prescribed or permitted by the Illinois Department of Insurance and the insurance regulator in each other jurisdiction in which the Company is required to file a quarterly or annual statement.

(d)          Following the Closing Date, Buyer shall, and shall cause the Company to, provide to Seller and its Representatives information concerning the Company as Seller or any of such Representatives may reasonably request to assist Seller in connection with any compliance, reporting, accounting, Tax or regulatory matter (including for purposes of preparing any statutory financial statements or statutory financial information) or third party Action, and Buyer shall cooperate in good faith fully with Seller and its Representatives to furnish, at Seller’s expense, such books and records and make available; provided that such access does not unreasonably interfere with the conduct of the business of Buyer or the Company; provided, further, Seller shall not have access to information that is subject to an attorney-client or other legal privilege that might be impaired by such disclosure.

Section 5.6.       Confidentiality of Information.

(a)          All books, records, data and information (collectively, the “Confidential Information”) furnished by Seller or the Company, on the one hand, or Buyer, on the other hand, to each other in connection with the transactions contemplated by this Agreement shall be considered “Elevation Material” subject to the terms of that certain Confidentiality Agreement dated December 12, 2014 between the Company and CBCG Insurance Holdings, Inc. (the “Confidentiality Agreement”), which shall continue in full force in effect until the Closing, at which time the parties hereto shall cause the Confidentiality Agreement to be terminated with no liability on the part of any party thereto except for liabilities that arose prior to the Closing.  If for any reason the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)          Neither Buyer nor Seller shall issue (or permit their respective Affiliates to issue) any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other party with a written copy of the text of such release or statement, and obtaining such other party’s written consent respecting such release or statement, which consent shall not be unreasonably withheld or delayed, except as may be required by Applicable Law, the Securities Exchange Commission or the New York Stock Exchange, but with reasonable advance notice to the other party.  For the avoidance of doubt, Seller and its Affiliates, including RLI Corp., may make all required filings, statements and releases with the Securities Exchange Commission and the New York Stock Exchange without prior consent of Buyer, but with reasonable advance notice for any filings, statements or releases related to this Agreement.

Section 5.7.       Intercompany Agreements and Accounts.  Except as set forth on Schedule 5.7 or as contemplated by this Agreement or any Related Agreement, as of the Closing Date, Seller shall, or shall cause the Company to terminate, settle or otherwise extinguish any and all liabilities, obligations, payments, contracts, commitments, reinsurance treaties or other arrangements or understandings between the Company and

Seller or any Affiliate of Seller (including, for the avoidance of doubt, any director, officer or employee of Seller or any Affiliate of Seller, and any immediate family member of any of the foregoing), which may be effected by way of an amendment of such contract, commitment, reinsurance treaty or other arrangement or understanding terminating and releasing the Company from such contract, commitment, reinsurance treaty or other arrangement or understanding.

Section 5.8.       Rescinded Insurance Qualifications.

(a)          In the event that, between the date hereof and the Closing, any Insurance Qualification (but, for the avoidance of doubt, disregarding any permit, license or approval of any specific lines of business with respect to such Insurance Qualification) is rescinded, terminated, revoked, nonrenewed, suspended or otherwise restricted or impaired so as not to permit the Company to conduct insurance business in the applicable jurisdiction as contemplated by such Insurance Qualification (a “Rescinded Insurance Qualification”), Seller shall (a) promptly notify Buyer of such Rescinded Insurance Qualification and (b) use its commercially reasonable efforts (but without any obligation to expend any material funds or to initiate, or increase the activities of, any insurance operations) to cure any condition causing such Insurance Qualification to be a Rescinded Insurance Qualification as promptly as practicable.  In the event that the condition causing any Insurance Qualification to be a Rescinded Insurance Qualification is lifted or otherwise cured, Seller shall promptly provide to Buyer appropriate documentary evidence of the status of the Company’s authority to transact insurance business on a licensed basis in the applicable jurisdiction.  In the event that (i) five or more Insurance Qualifications are, and remain, Rescinded Insurance Qualifications as of the Closing Date or (ii) any Insurance Qualification set forth on Schedule 5.8(a) is, and remains, Rescinded Insurance Qualification as of the Closing Date, a “Rescinded Insurance Event” shall be deemed to have occurred.

Section 5.9.       Authority; Bank Accounts.

(a)          Following the date hereof and prior to the Closing, Buyer shall open and establish its own general bank and investment accounts for the benefit of the Company.  Buyer acknowledges and agrees that any account held or used by the Company prior to the Closing, other than any non-transferrable statutory accounts (“Statutory Accounts”), will not be available for use by the Company, Buyer or any other Affiliate of Buyer after the Closing.

(b)          At the Closing, Seller shall provide or cause to be provided to Buyer, resignations, appropriately executed signature cards and all other documentation needed in preparation for closing or transferring signature authority for any Statutory Accounts.  Seller shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cooperate with and assist Buyer in obtaining, subsequent to the Closing, any statutory or regulatory approvals required to enable the Company to make the appropriate closings or transfers, including transfers of signature authorization, and in providing all notices thereof as may be required by appropriate governmental authorities with respect to any Statutory Accounts.  From and after the Closing, no agent or officer of Seller or any of its Affiliates may take any action with respect to any such Statutory Account other than as may be expressly authorized in writing by Buyer.

Section 5.10.    Deposits.  If the statutory deposits required by the insurance regulators of the jurisdictions in which the Company has Insurance Qualifications are not maintained in compliance with such requirements at any time prior to the Closing Date, Seller shall cause the Company promptly to comply with any such statutory deposit requirements.

Section 5.11.    Agency Agreements; Non-Insurance Contracts and Reinsurance Treaties.  Subject to Section 5.7 as it relates to intercompany agreements, Buyer and Seller acknowledge and agree that Seller shall use commercially reasonable efforts to cause the Company to cause each of the Agency Agreements, the Reinsurance Treaties and the Non-Insurance Agreements to be terminated or amended, or assigned to Seller or an Affiliate of Seller (other than the Company), as of or prior to the Closing, to effect a release of the Company and all of the Company’s obligations and liabilities thereunder.  To the extent that any of the Agency Agreements, the Reinsurance Treaties or Non-Insurance Contracts have not been terminated or amended, or assigned to Seller or an Affiliate of Seller (other than the Company), and the Company is not fully released from its obligations and liabilities thereunder, as of the Closing Date, any rights, liabilities and obligations under such contracts shall be assumed by Seller or an Affiliate of Seller (other than the Company) pursuant to the Assignment and Assumption Agreement, the Reinsurance Agreement or other assumption arrangement.

Section 5.12.    Assets of the Company.  Between the date hereof and the Closing, Seller shall cause the Company to sell or dispose of all assets and properties of the Company (except for assets of de minimis value in the aggregate and the assets set forth in clauses (i) through (v)), such that as of the Closing, the assets of the Company shall solely consist of (i) the Insurance Qualifications, (ii) the Closing Admitted Assets, (iii) any intellectual property or similar rights (other than Seller Trademarks), (iv) the Company’s articles of incorporation and books and records and (v) the Related Agreements.

Section 5.13.    Minimum Statutory Surplus.  Subject to the approval of applicable insurance regulators, Seller shall cause the Company to make a dividend distribution to Seller, prior to Closing, in order to reduce the Company’s statutory surplus to an amount that is not (a) less than the sum of $50,000 plus the highest minimum capital and surplus requirement of each jurisdiction in which the Company holds an Insurance Qualification and (b) more than the sum of $150,000 plus the highest minimum capital and surplus requirement of each jurisdiction in which the Company holds an Insurance Qualification.

Section 5.14.    Intellectual Property Assignment and Application to Change Name.

(a)          Buyer acknowledges and agrees that it is not purchasing or acquiring any right, title or interest to any Seller Trademark.  Prior to or at the Closing, Seller shall cause the Company to transfer pursuant to the Intellectual Property

Assignment all right, title and interest that the Company may have in any Seller Trademarks to Seller or an Affiliate of Seller.

(b)          (i) Within two (2) Business Days following the Closing Date, Buyer shall, at its own expense file any applications and related documents with applicable regulatory authorities in the State of Illinois to change the name of the Company to another name selected by the parties in good faith prior to the Closing, which does not include, contain or are confusingly similar with any Seller Trademark and (ii) within thirty (30) calendar days following the receipt of all approvals of such regulatory authorities, Buyer shall, at its own expense, use its commercially reasonable efforts (A) to file any applications and related documents with other applicable regulatory authorities to change the name of the Company to such name selected by the parties and (B) to remove all Seller Trademarks appearing on materials used by the Company in its business.  Buyer shall thereafter use commercially reasonable efforts to pursue diligently the process to ensure that such name change and removal of Seller Trademarks are effected, including providing to Seller a copy of the filed name change application.  The application and related documents required in order to change the name of the Company shall be prepared by the parties in collaboration prior to the Closing.  Such collaboration shall include the opportunity for each party to review and comment on the application and related documentation required to effect such name change.

Section 5.15.    Insurance.  From and after the Closing Date, the Company shall cease to be insured by Seller’s or its Affiliates’ corporate insurance policies or by any of their self-insured programs to the extent that such insurance policies or programs cover the Company; provided, however, that Seller and its Affiliates may, at its sole discretion, after the Closing Date continue to provide tail coverage for the Company for any period prior to the Closing Date.

Section 5.16.    Post-Closing Insurance Qualifications.  Following the Closing, with respect to Insurance Qualifications for which Applicable Laws require the Company to renew existing business, Buyer will use commercially reasonable efforts to maintain the Insurance Qualifications during all periods when Company’s bonds and insurance policies are in effect (and being serviced under the Services Agreement), until they are no longer in force, transferred, terminated or otherwise no longer operative.

Section 5.17.    Financing.  Buyer shall not, without the prior written consent of Seller, permit the Equity Commitment Letter to be amended, modified, replaced or terminated, and Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to do all things necessary to obtain the proceeds of the Equity Financing no later than the date on which the Closing is required to occur pursuant to Section 2.4, on the terms and conditions set forth in the Equity Commitment Letter.

ARTICLE VI.

SURVIVAL

Section 6.1.       Survival.  Each of the representations and warranties made by Seller in Article III and Buyer in Article IV of this Agreement shall survive the Closing for a period of twenty (20) months after the Closing Date; provided that the representations and warranties set forth in (i) Section 3.1 (Organization; Existence and Authority of Seller), Section 3.2(a) (Organization; Good Standing of the Company), Section 3.3 (Capitalization and Delivery of the Shares), Section 3.5 (Title to Shares; Subsidiaries and Affiliates), Section 3.8(l) (Taxes) and Section 3.21 (Brokers and Finders) (“Seller Fundamental Representations”), and (ii) Section 4.1 (Organization; Existence and Authority of Buyer) and Section 4.4 (Brokers and Finders) (“Buyer Fundamental Representations”) shall continue in full force and effect in perpetuity and the representations and warranties set forth in Section 3.8 (Taxes) (other than Section 3.8(l)) shall terminate sixty (60) days after the expiration of the applicable statute of limitations.  The covenants and agreements set forth in this Agreement that by their terms apply or are required to be performed in their entirety on or prior to the Closing shall survive the Closing for a period of twenty (20) months, and the covenants and agreements set forth in this Agreement that by their terms are to be performed in whole or in part after the Closing, shall survive the Closing for the period provided in such covenant or agreement or until fully performed.

ARTICLE VII.

INDEMNITIES

Section 7.1.       Indemnification of Buyer.  From and after Closing, Seller shall defend, indemnify and hold harmless Buyer and its shareholders, Affiliates, officers, directors, employees, agents and assigns from and against any and all liabilities, claims, liens, obligations, damages, losses, costs and expenses (including fines, assessments (including guaranty fund assessments), penalties and reasonable investigatory, accountant’s and attorney’s fees and disbursements) (“Losses”) arising out of or related to:

(a)          the breach, failure or inaccuracy of any representation or warranty made by Seller in this Agreement;

(b)          the failure of Seller to perform any of the covenants or agreements of Seller contained in this Agreement;

(c)          any Agency Agreement;

(d)          the conduct of the Company’s business at any time before the Closing or any actions taken or omissions made at any time prior to the Closing; or

(e)          Buyer’s compliance with Section 5.16 to the extent such compliance results in expenditures by Buyer or the Company that neither Buyer nor the Company otherwise would have incurred in the ordinary course of business;

provided, however, that Seller shall have no liability under Section 7.1(a) (other than liability for Losses arising of or related to the breach, failure or inaccuracy of a Seller Fundamental Representations as to which this proviso shall not apply) unless the aggregate of all Losses for which Seller would, but for this proviso, be liable under Section 7.1(a), exceeds on a cumulative basis an amount equal to point twenty-five percent (0.25%) of the Purchase Price taking into account any applicable adjustments contemplated by Section 2.2(b) (the “Indemnification Threshold”) and then from the first dollar. In any event, the maximum amount for which Seller shall be liable in the aggregate under Section 7.1(a) (other than liability for Losses arising out of or related to the breach, failure or inaccuracy of a Seller Fundamental Representation as to which this proviso shall not apply) shall not exceed the Purchase Price taking into account any applicable adjustments contemplated by Section 2.2(b) (the “Indemnification Cap”); provided, further, notwithstanding the foregoing, the Indemnification Cap shall not apply to any payment by Seller with respect to remedies for fraud or willful misconduct.

Section 7.2.       Indemnification of Seller.  From and after the Closing, Buyer shall defend, indemnify and hold harmless Seller and its shareholders, Affiliates, officers, directors, employees, agents and assigns from and against any Loss arising out of or related to:

(a)          the breach, failure or inaccuracy of any representation or warranty made by Buyer in this Agreement;

(b)          the failure by Buyer to perform any of the covenants or agreements of Buyer contained in this Agreement; or

(c)          except as may be provided in the Related Agreements, any claim or Action that relates solely to the conduct of the business of the Company after the Closing;

provided, however, that Buyer shall have no liability under Section 7.2(a) (other than liability for Losses arising out of or related to the breach, failure or inaccuracy of a Buyer Fundamental Representations as to which this proviso shall not apply) unless the aggregate of all Losses for which Buyer would, but for this proviso, be liable under Section 7.2(a), exceeds on a cumulative basis an amount equal to the Indemnification Threshold and then from the first dollar. In any event, the maximum amount for which Buyer shall be liable in the aggregate under Section 7.2(a) (other than liability for Losses arising out of or related to the breach, failure or inaccuracy of a Buyer Fundamental Representation as to which this proviso shall not apply) shall not exceed the Indemnification Cap; provided, further, notwithstanding the foregoing, the Indemnification Cap shall not apply to any payment by Buyer with respect to remedies for fraud or willful misconduct.

Section 7.3.       Notice.  Buyer, on the one hand, and Seller, on the other hand, each agree to promptly notify the other if they believe that they have incurred or may incur a Loss for which indemnification may be asserted under this Article VII.  Such notice shall specify in reasonable detail the facts and circumstances of such asserted Loss.  Failure to provide notice in accordance with this Section 7.3 shall not be deemed a waiver of the right of the party seeking indemnification (the “Indemnitee”) to indemnification other than to the extent that such failure prejudices the defense of the claim by the indemnifying party (the “Indemnitor”). Thereafter, upon written request by the Indemnitor, the Indemnitee shall as promptly as practicable provide the Indemnitor with copies of all notices and documents providing the basis for such claim.

Section 7.4.       Determination of Right to Indemnification.  The determination of the right of either Buyer or Seller to indemnification under this Agreement with respect to any Loss shall be finally determined by Buyer and Seller jointly; provided, that if Buyer and Seller cannot make such a joint determination either party may commence litigation with respect to such disagreement in a court in the State of New York in compliance with Section 14.7.

Section 7.5.       Determination of Amount of Indemnification.  The amount of any asserted Loss for which Buyer or Seller seeks indemnification pursuant to this Article VII shall be finally determined as follows:

(a)          Subject to Section 7.5(b), such determination shall be made jointly by Buyer and Seller; provided, that if Buyer and Seller cannot make such a joint determination either party may commence litigation with respect to such disagreement in a court in the State of New York.

(b)          In the case of any Loss arising out of or resulting from a liability or obligation to, or claim, action or suit by, any party seeking monetary relief other than the Indemnitee, the Indemnitor shall give written notice to the Indemnitee within thirty (30) days after its receipt of the notice given pursuant to Section 7.3, that the Indemnitor disputes and intends to defend the liability, obligation, claim, action or suit giving rise to such Loss or potential Loss.  In such event the Indemnitor shall have the right to assume control of the defense and litigate or otherwise contest (at the expense of the Indemnitor) such liability, obligation, claim, action or suit with counsel selected by the Indemnitor; provided that, the Indemnitee will in any event have the right to participate in the defense thereof at its own cost.  The Indemnitor and Indemnitee shall, in any case, cooperate in such litigation or other contest and shall keep each other advised of the progress and disposition thereof.  The Indemnitor may not settle any such Loss without Indemnitee’s written consent (which consent shall not be unreasonably withheld) unless such settlement includes only the payment of money by the Indemnitor and the execution and delivery of appropriate releases including a complete release of the Indemnitee.  Upon the final adjudication of any such liability, obligation, claim, action or suit, the amount of the Loss attributable thereto shall be then determined pursuant to (a) above.  If the Indemnitor does not promptly assume the defense of any such liability, obligation, claim, action or suit within thirty (30) days following notice thereof, the Indemnitee will be entitled to assume and control the defense thereof at the reasonable expense of the Indemnitor and without prejudice to the ability of the Indemnitee to enforce its claim for indemnification against the Indemnitor hereunder.  Whether or not the Indemnitor has assumed control or the defense of such third party claim, action or suit, the Indemnitee shall not admit liability, pay or settle any such claim, action or suit without the prior written approval of the Indemnitor (which consent shall not be unreasonably, withheld, delayed or conditioned).

Section 7.6.       Adjustments to Indemnification Amounts.  Buyer and Seller agree to treat any indemnification payments under this Article VII and any payments under Article XII as an adjustment to the Purchase Price for all Tax purposes.  The amount of any indemnification payment in respect of any Losses or Taxes subject to indemnification under Section 7.1, 7.2 or Article XII shall be limited to the amount of any Losses or Taxes, as the case may be, that remain after the deduction therefrom of any insurance recoveries relating to the Loss or Tax giving rise to the indemnification claim actually realized by and paid to the Indemnitee.  For the avoidance of doubt, and to the extent an indemnification payment is not permitted under Applicable Law to be treated as an adjustment to the Purchase Price, the amount of such indemnification payment will be increased to the extent necessary so that, after the payment of any Taxes due with respect to the receipt of such indemnification payment, the Indemnitee receives an amount equal to the sum it would have received had no such Tax been payable with respect to such indemnification payment.  In the event any fact or circumstance results in an adjustment to the Purchase Price, such fact or circumstance shall not entitle Buyer to indemnification hereunder in addition to such adjustment to the Purchase Price.  Notwithstanding anything to the contrary herein, under no circumstance shall Buyer or its Affiliates be entitled to, any payment or indemnification of Losses that have been satisfied through another right to indemnification under this Agreement, reduction of the Purchase Price or the assumption of liability by Seller or its Affiliates under the Related Agreements, or any other duplicative payment or credit.

Section 7.7.       Tax Matters.  Anything in this Article VII to the contrary notwithstanding, except for Section 7.6 which shall apply to Article XII, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by Article XII and shall not be subject to the provisions of this Article VII.

Section 7.8.       Limitations on Indemnification.  The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement will in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.  The representations, warranties and covenants of Seller, and Buyer’s rights to indemnification with respect thereto, will not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its advisers, consultants or representatives) or by reason of the fact that Buyer or any of such advisers, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.9.       Losses.  Buyer and Seller agree that Losses shall be limited to actual monetary damages only and shall not include punitive or exemplary damages; provided, that damages actually paid to a claimant in respect of a third party claim shall not be limited in any manner.

Section 7.10.    Mitigation.  To the extent required by Applicable Law, an Indemnitee shall mitigate the amount of its Losses upon and after becoming aware of any facts or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder.

Section 7.11.    Exclusive Remedy.  Except for remedies for fraud or willful misconduct and for breaches of non-performance of provisions in this Agreement for which the remedy of specific performance is available pursuant to Section 14.8, from and after the Closing, the indemnifications provided under this Article VII and Article XII shall be the sole and exclusive remedy based on, attributable to or resulting from any misrepresentation or the breach or inaccuracy of any representation or warranty contained in this Agreement or the failure to comply with any covenant or agreement contained in this Agreement.

ARTICLE VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER TO CLOSE

Section 8.1.       Seller’s Conditions.  The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any one or more of which may be waived in whole or in part in writing at the sole discretion of Seller (it being understood that if Seller elects to proceed with the Closing, the occurrence of the Closing shall be deemed to constitute a waiver of any of the following conditions not previously satisfied or waived):

(a)          (i) All Buyer Fundamental Representations contained in this Agreement that are (A) qualified by materiality, shall be true and correct in all respects and (B) that are not qualified by materiality, shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) all other representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on the Closing Date (without regard to any express qualifier therein as to materiality), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for breaches of such representations and warranties that, in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform the obligations required to be performed by it at the Closing.  Buyer shall have performed and complied in all material respects with all of the covenants and agreements required by or pursuant to this Agreement to be performed or complied with by it on or prior to the Closing Date.  On the Closing Date, Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by a senior officer of Buyer, as to the satisfaction of the conditions set forth in this Section 8.1(a).

(b)          Buyer shall have delivered or caused to be delivered to Seller all the items set forth in Article XI.

(c)          Approval from the Illinois Department of Insurance of the Form A application to be filed by Buyer pursuant to this Agreement and the other Buyer’s Approvals and Seller’s Approvals shall have been obtained and shall be in full force and effect without conditions that, if satisfied, undertaken or complied with, would reasonably be expected to have any of the effects set forth in Section 5.2(b) as applicable to Seller.

(d)          There shall not be outstanding any temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Closing or the execution, delivery and performance of this Agreement.

ARTICLE IX.

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

Section 9.1.       Buyer’s Conditions.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any one or more of which may be waived in whole or in part in writing at the sole discretion of Buyer (it being understood that if Buyer elects to proceed with the Closing, the occurrence of the Closing shall be deemed to constitute a waiver of any of the following conditions not previously satisfied or waived):

(a)          (i) All Seller Fundamental Representations contained in this Agreement that are (A) qualified by materiality, shall be true and correct in all respects and (B) that are not qualified by materiality, shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) all other representations and warranties of Seller contained in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on the Closing Date (without regard to any express qualifier therein as to materiality or Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for breaches of such representations and warranties that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Seller shall have performed and complied, in all material respects, with all of the covenants and agreements required by or pursuant to this Agreement to be performed or complied with by it on or prior to the Closing Date.  On the Closing Date, Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a senior officer of Seller, as to the satisfaction of the conditions set forth in this Section 9.1(a).

(b)          Seller shall have delivered or caused to be delivered to Buyer all the items set forth in Article X.

(c)          Approval from the Illinois Department of Insurance of the Form A application to be filed by Buyer pursuant to this Agreement and the other Buyer’s Approvals and Seller’s Approvals shall have been obtained and shall be in full force and effect without conditions that, if satisfied, undertaken or complied with, would reasonably be expected to have any of the effects set forth in Section 5.2(b) as applicable to Buyer.

(d)          There shall not be outstanding any temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Closing or the execution, delivery and performance of this Agreement.

(e)          Between the date of this Agreement and the Closing Date, no Material Adverse Effect shall have occurred.

(f)           Between the date of this Agreement and the Closing Date, no material adverse change shall have occurred with respect to the properties and assets or the condition, financial or otherwise, of Seller (for the purposes of this Section 9.1(f), “material adverse change” shall mean a decline in Seller’s financial strength rating to A or below by A.M. Best).

(g)          There shall not have been and continue to be a Rescinded Insurance Event.

ARTICLE X.

DELIVERIES OF SELLER

Section 10.1.    Seller’s Closing Deliveries.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)          A certificate or certificates representing the Shares, together with duly executed stock powers in form appropriate for transfer of the Shares to Buyer, with all appropriate stock transfer tax stamps attached.

(b)          A receipt duly executed by a senior officer Seller acknowledging receipt by Seller of the Purchase Price.

(c)          The written resignation of all officers, directors and statutory agents of the Company (except for Insurance Commissioners who are designated agents for service of process for the Company), which resignations shall be dated and effective as of or prior to the Closing.

(d)          Evidence reasonably satisfactory to Buyer of all Seller’s Approvals.

(e)          A copy of the articles of incorporation of the Company, certified as being true, correct and complete by the appropriate regulatory authority and dated within five (5) Business Days of the Closing Date.

(f)           The Company’s bylaws, stock and minute books and corporate seal, to the extent in the possession of Seller or any of its Affiliates.

(g)          The Insurance Qualifications, to the extent evidenced by a document or other instrument.

(h)          The certificate contemplated by Section 9.1(a), duly executed by a senior officer of Seller.

(i)           For each Insurance Qualification, a Certificate of Deposit dated within forty five (45) days of the Closing Date if the Company is required to maintain deposits in such jurisdiction (unless such jurisdiction will not issue such a certificate, in which event, the deposit will be evidenced by a certificate executed by a senior officer of Seller).

(j)           Counterparts of each Related Agreement to be delivered at the Closing by Seller or an Affiliate of Seller (including the Company), duly executed by Seller or such Affiliate (including the Company).

(k)          An affidavit certifying that Seller is not a foreign person in a form that satisfies the requirements of Section 1445 of the Code, dated as of the Closing Date.

(l)           A list of all Agency Agreements and Reinsurance Treaties that, to Seller’s Knowledge, have not been terminated as of or prior to the Closing Date.

(m)         Evidence reasonably satisfactory to Buyer of the termination, settlement or extinguishment of any and all liabilities, obligations, payments, contracts, commitments, reinsurance treaties or other arrangements or understandings required to be terminated, settled or extinguished pursuant to Section 5.6.

(n)          The resignations, appropriately executed signature cards and all other documentation required to be delivered to Buyer upon Closing pursuant to Section 5.9.

(o)          All other documents, instruments and writings as may reasonably be requested by Buyer in order to carry out the purposes of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

ARTICLE XI.

DELIVERIES OF BUYER

Section 11.1.    Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)          The Purchase Price pursuant to Section 2.2.

(b)          A receipt duly executed by Buyer acknowledging receipt by Buyer of the Shares.

(c)          Counterparts of each Related Agreement to be delivered at the Closing by Buyer or an Affiliate of Buyer (in each case if applicable) duly executed by Buyer or such Affiliate (in each case if applicable).

(d)          Evidence reasonably satisfactory to Seller of all Buyer’s Approvals.

(e)          The certificate contemplated by Section 8.1(a), duly executed by a senior officer of Buyer.

(f)           A draft application for name change of the Company as provided by Section 5.14(b).

(g)          All other documents, instruments and writings as may reasonably be requested by Seller in order to carry out the purposes of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

ARTICLE XII.

TAX MATTERS

Section 12.1.    Tax Indemnities.

(a)          Seller shall be liable for, and shall indemnify, defend and hold harmless Buyer, the Company and their Affiliates (each a “Tax Indemnitee”) from and against, (i) all liability for Taxes of the Company for (A) any tax period or portion thereof ending on or prior to the Closing Date (including (x) any transaction occurring in the Pre-Closing Tax Period and (y) all Taxes of the Seller, the Company and any other member of the RLI Group resulting from any actual or deemed election pursuant to Section 336(e) of the Code (or any comparable election pursuant to state, local or foreign Tax Law) made with respect to the Company pursuant to Section 12.8(a) of this Agreement) and, (B) with respect to any Straddle Period, the portion of such Straddle Period ending on or prior to (and including) the Closing Date (the periods referred to in Section 12.1(a)(i)(A) and Section 12.1(a)(i)(B), together, the “Pre-Closing Tax Period”), (ii) all liability for Taxes imposed on the Company pursuant to Treasury Regulations Section 1.1502-6 or any comparable provision of state, local or foreign law with respect to any tax period ending on or before (and including) the Closing Date that are imposed on the Company as a result of the Company having been included as a member of a group that filed its Tax Returns on a combined, consolidated or unified basis, (iii) the breach, failure or inaccuracy of any representation or warranty in Section 3.8, (iv) all liability for Taxes with respect to the reinsured contracts and reinsured liabilities as set forth under the Reinsurance Agreement and Taxes with respect to the Assumed Liabilities as set forth in the Assignment and Assumption Agreement, (v) all liability for Taxes that are imposed on the Company with respect to the Pre-Closing Tax Period as a transferee, successor, by contract or by statute or regulation; (vi) any conveyance Taxes allocable to Seller under Section 12.4; and (vii) all reasonable out-of-pocket attorneys’ and accountants’ fees and expenses incurred in connection with any action, suit or proceeding relating to a successful claim for indemnity pursuant to this Section 12.1(a); provided, however, that Seller shall not be liable for or pay, and shall not indemnify, defend or hold harmless the Tax Indemnitees from and against any Taxes of the Company relating to any transactions occurring or agreements entered into after the Closing (collectively, the “Excluded Taxes”).

(b)          Except as specifically provided in Section 12.1(a) and except as provided in the Reinsurance Agreement and the Assignment and Assumption Agreement, Buyer shall be liable for, and shall indemnify, defend and hold harmless Seller and its Affiliates (each a “Seller Tax Indemnitee”) from and against, (i) all Excluded Taxes, (ii) all Losses and liability for Taxes resulting from Buyer’s breach of the covenants set forth in this Agreement, (iii) any conveyance Taxes allocable to Buyer under Section 12.4 and (iv) all reasonable out-of-pocket attorneys’ and accountants’ fees and expenses incurred in connection with any action, suit or proceeding relating to a successful claim for indemnity pursuant to this Section 12.1(b).

(c)          In the case of Taxes of the Company that are payable with respect to any Tax period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be:

(i)        in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided in Section 12.4), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) under an interim closing of the books method as of the Closing Date and the parties hereto shall elect to do so if permitted by applicable law; and

(ii)       in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(d)          Except as otherwise provided herein, any credit, refund or other offset against Taxes resulting from an overpayment of Taxes (and associated interest) for a Straddle Period shall be allocable between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date based upon the method employed in Section 12.1(c) taking into account the type of Tax to which the credit or refund relates.  All other credits, refunds or other offsets against Taxes that relate to, result from or arise out of (i) tax periods ending on or prior to the Closing Date, (ii) Taxes for which Seller is liable pursuant to the provisions of Section 12.1(a) or (iii) amounts paid by the Company, Seller or any Affiliate of Seller to a guaranty fund or other solvency fund prior to the Closing Date shall be for the account of Seller, and if received or used by the Buyer, the Company or any Affiliate of the Buyer or the Company, the Buyer shall pay to the Seller the amount of such refund, credit or other offset against Taxes (including any interest received thereon) no later than 10 days after receiving such refund or 10 days after paying the Tax which reflects or takes into account such credit or other offset against Tax.  All credits, refunds or other offsets against Taxes of the Company for any tax period beginning after the Closing Date shall be for the account of Buyer and if received or used by Seller, Seller shall pay to Buyer (or the Company, if requested by Buyer) the amount of such refund, credit or other offset against Taxes (including any interest received thereon) no later than 10 days after receiving such refund or 10 days after paying the Tax which reflects or takes into account such credit or other offset against Tax.

(e)          Except as required by Applicable Law, Seller and Buyer agree that no Excluded Tax or item that gives rise to or relates to an Excluded Tax shall be allocable to the Pre-Closing Tax Period, and all such matters and items shall be allocable to Tax periods (or the portions thereof) commencing after the Closing Date.

(f)           In the event of an indemnity claim by a Tax Indemnitee pursuant to Section 12.1(a) or by a Seller Tax Indemnitee pursuant to Section 12.1(b), payment shall be made no later than ten (10) days after (i) a mutual agreement between Buyer and Seller or (ii) a final determination is rendered by the appropriate Taxing Authority or court with respect to the matter for which a claim for indemnity has been made pursuant to Section 12.1(a) or Section 12.1(b).

Section 12.2.    Preparation of Tax Returns, etc.

(a)          Seller shall prepare and timely file or cause the Company to prepare and timely file all Tax Returns of the Company for Tax periods ending on or before the Closing Date.  The Company shall cooperate with Seller with respect to the preparation and filing of all such Tax Returns and shall provide to Seller all materials reasonably requested by Seller that are relevant to the preparation or filing of such Tax Returns.  Subject to Section 12.1(b), Seller shall pay or cause the Company to pay all

Taxes relating to such Tax Returns within the time and in the manner required by Applicable Law.  Notwithstanding any provision in this Agreement to the contrary, Seller shall prepare all consolidated, unitary, combined or similar Tax Returns that include the Company and Seller or any Affiliate of Seller no matter when such Tax Returns are required to be filed, and neither Buyer nor any Affiliate of Buyer (including the Company) shall have any rights to review, comment or (except as provided in Section 12.3(b)) otherwise obtain a copy of such Tax Returns.

(b)          The parties hereto acknowledge and agree that Buyer shall control the preparation and timely filing of all Tax Returns of the Company for any Tax period that ends after the Closing Date (the “Post-Closing Returns”), and subject to Section 12.1(a) Buyer shall pay or cause to be paid all Taxes shown to be due on such Tax Returns within the time and manner required by Law.  All such Tax Returns for Straddle Periods shall be prepared in accordance with past practices, unless otherwise required by Applicable Law.  Seller shall cooperate with Buyer and the Company and its Affiliates in the preparation of Post-Closing Returns that involve Straddle Periods and shall provide assistance (at the cost of the Company) as reasonably requested by Buyer.  With respect to any Tax Return for a Straddle Period or which reflects or reports an amount of Tax for which Seller may be liable under Section 12.1(a), Buyer shall provide to Seller and its authorized representative a copy of such completed Tax Return and a statement (with which Buyer will make available supporting schedules and information) providing with specificity the amount and calculation of the Tax shown on such Tax Return for which Buyer claims Seller is responsible pursuant to Section 12.1(a) no later than thirty (30) days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Seller and its authorized representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.  If Seller notifies Buyer in writing that it objects to any items contained in such Tax Return, Buyer and Seller shall proceed to attempt in good faith to resolve the disputed items and, if they are unable to settle such disputes within fifteen (15) days after Seller has sent its notice of disagreement, the disputed items shall be submitted to and resolved by the Independent Accountant.  Upon resolution of all disputed items, the relevant Tax Return and statement shall be adjusted to reflect such resolution, and such resolution shall be binding upon the parties (including the Company) without further adjustment.  The fees and expenses of the Independent Accountant shall be shared equally by the Seller and Buyer.  Except to the extent of a dispute between Seller and Buyer, if a Tax Return that is required to be filed by Buyer or Seller includes or reports a liability for Taxes for which the other party is responsible pursuant to Section 12.1, such non-filing party shall pay to the filing party the amount of liability for Taxes that the parties have mutually agreed is owed by the non-filing party after taking into account Section 12.1(d) of this Agreement no later than three (3) business days prior to the date such Tax Return is required to be filed (taking into account all filing extensions available with respect to such filing).

Section 12.3.    Tax Cooperation and Exchange of Information.

(a)          Seller and Buyer shall after the Closing:  (i) assist (and cause their respective Affiliates to assist) the other party in preparing and filing any Tax Returns relating to the Company, (ii) cooperate fully in preparing for any audits, investigations or inquiries of, or disputes or other proceedings with any Taxing Authority or with respect to any matters with respect to Taxes of or relating to the Company for which Seller may be liable pursuant to Section 12.1(a) or Buyer may be liable pursuant to Section 12.1(b) and (iii) make available to any Taxing Authority as reasonably requested all information, records and documents relating to Tax matters (including Tax Returns that include only the Company) of or relating to the Company.  Buyer and Seller shall keep any information obtained under this Section 12.3 confidential except (x) as may be necessary in connection with the filing of Tax Returns or claims for refund or the conduct of any audit, litigation or other proceeding with respect to Taxes or (y) with the consent of Seller or Buyer, as the case may be, hereto.

(b)          Notwithstanding any provision in this Agreement to the contrary, neither Seller nor any Affiliate thereof shall be required to provide a Tax Indemnitee or any representative thereof with any joint, consolidated, combined, group or unitary Tax Returns or information, papers or documents related thereto that include the Company and Seller or any Affiliate of Seller.

Section 12.4.    Conveyance Taxes.  All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes) and any penalties, interest and additions to such conveyance Taxes and fees incurred in connection with the transactions contemplated hereby shall be paid equally by Buyer and Seller; provided, however, that Seller shall be solely liable for and shall indemnify Buyer, the Company and their Affiliates with respect to any conveyance Taxes imposed upon or with respect to the transactions contemplated by the Reinsurance Agreement and the Assignment and Assumption Agreement and any transactions undertaken prior to the Closing to ensure that the Company only owns Closing Admitted Assets at the time of the Closing.  Buyer and Seller shall cooperate in the preparation and filing of all Tax Returns, reports and forms related thereto.

Section 12.5.    Contests.

(a)          After the Closing Date, Buyer shall notify Seller in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Buyer and its Affiliates or the Company which, if determined adversely to the taxpayer, could reasonably likely be grounds for indemnification by Seller under Section 12.1(a) or result in an adjustment to a Tax position or Tax liability that would have an adverse effect on Seller.  Such notice shall contain factual information (to the extent known to Buyer and its Affiliates or the Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability, and Buyer shall continue to cooperate with Seller and provide Seller with any additional information related thereto as it becomes available to Buyer or its Affiliates.

(b)          In the case of a Tax audit, contest, inquiry, investigation, or administrative or judicial proceeding (a “Contest”) that involves a Pre-Closing Tax Period, Seller shall have the sole right, at its expense, to control the conduct of such

Contest, provided that, in the event that any such proceeding is reasonably likely to result in an adjustment to Tax that would have an adverse effect on Buyer or any of its Affiliates, (i) Seller shall permit Buyer to participate in the proceeding to the extent the adjustment may affect the Tax liability of Buyer or any of its Affiliates for a period ending after the Closing Date and (ii) such Contest shall not be settled or otherwise compromised without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(c)          In case of a Contest that relates to a Straddle Period, the party that is liable for the issue pursuant to the terms of Section 12.1 shall control the defense of the Contest but shall reasonably cooperate and communicate with the other party; provided, however, that if the Contest involves issues relating to potential adjustments or assessments for which both Seller (pursuant to the terms of Section 12.1) and Buyer or the Company could be liable, (i) each party may participate in the Contest and (ii) the Contest shall be controlled by the party that would bear the burden of the greater portion of the sum of the adjustment and such party shall reasonably cooperate and communicate with the other party; provided, however, that no such Contest shall be settled or compromised without the written consent of the party not controlling the defense of such Contest, such consent to not be unreasonably withheld or delayed.

(d)          With respect to any Contest not addressed in clauses (b) and (c) above and subject to clause (e), Buyer shall have the sole right, at its expense, to control the conduct of such Contest, provided that, in the event that any such proceeding is reasonably likely to result in an adjustment to Tax that would have an adverse effect on Seller or any of its Affiliates and such proceeding relates solely to a matter that involves only the Company, (i) Buyer shall permit Seller to participate in the proceeding to the extent the adjustment may affect the Tax liability of Seller or any of its Affiliates for a period ending on the Closing Date and (ii) such Contest shall not be settled or otherwise compromised without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

Section 12.6.    Tax Covenants.

(a)          Neither Buyer nor any Affiliate of Buyer shall amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Tax period (or portion of any tax period) ending on or prior to the Closing Date without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(b)          All tax sharing, tax allocation or similar agreements that are primarily intended to provide for the allocation or sharing of Taxes entered into by the Company with Seller or any Affiliates of Seller (which, to be clear, does not include this Agreement, the Reinsurance Agreement or the Assignment and Assumption Agreement) and all powers of attorney granted by the Company with respect to Tax matters shall be terminated with respect to the Company as of the Closing Date, and such agreements or powers of attorney shall have no further force or effect and no party to such agreements shall have any liability to the Company and the Company shall have no liability under such agreements thereafter.

(c)          Notwithstanding any provision in this Agreement to the contrary, neither Buyer nor the Company shall carry back any Tax attributes of the Company to tax periods ending on or before the Closing Date.

Section 12.7.    Miscellaneous.

(a)          For Tax purposes, unless otherwise required by law, the parties hereto agree to treat all payments made under this Article XII and under any other indemnity provisions contained in this Agreement, and any payments in respect of any breaches of representations, warranties, covenants or agreements hereunder, as adjustments to the Purchase Price.

(b)          Except for Sections 7.6, which shall apply to Taxes, this Article XII shall be the sole provision governing indemnities for Taxes under this Agreement.

Section 12.8.    Section 336(e) Election.

(a)          Seller agrees to make an election under Section 336(e) of the Code and the Treasury Regulations thereunder (and under any comparable provision of state, local or foreign law for which a separate election is permissible) (collectively, the “Section 336(e) Election”) with respect to the sale of the Shares contemplated by this Agreement and to cause the Company to enter into the Section 336(e) Tax Election Agreement, pursuant to which the parties agree to make the Section 336(e) Election with respect to the deemed disposition of the stock of the Company arising from the Section 336(e) Election with respect to the sale of the Shares.

(b)

(i)        Seller and the Company shall make the Section 336(e) Election with respect to the sale of the Shares contemplated by this Agreement and with respect to the deemed disposition of the stock of the Company arising from the Section 336(e) Election with respect to the sale of the Shares and shall comply with all requirements set forth in Treasury Regulations § 1.336-2(h) and all other applicable requirements under all other applicable Tax laws, in each case, in connection with the Section 336(e) Election;

(ii)       Buyer and Seller (x) agree to cooperate in good faith with each other in connection with the making of the Section 336(e) Election, including the exchange of information and the preparation of the Section 336(e) election statement described in Treasury Regulations § 1.336-2(h)(5) and the asset allocation statement described in Treasury Regulations § 1.336-2(h)(7) and (y) agree (and agree to cause the Company) to report the transfers under this Agreement consistent with such elections and shall take no position contrary thereto unless required to do so by applicable law pursuant to a determination as defined in Section 1313(a) of the Code;

(iii)      Seller shall be responsible for the preparation of Section 336(e) election statement in accordance with Treasury Regulations § 1.336-2(h) and other applicable documentation in accordance with other applicable Tax laws and shall deliver such statement and documentation to Buyer at least 45 days prior to the date such statement or documentation is required to be filed for Buyer’s review and approval; and

(iv)      The Purchase Price, liabilities of the Company and other relevant items shall be allocated in accordance with Treasury Regulations §§ 1.338-6 and 1.338-11.  Prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Allocation Statement”), allocating the Purchase Price (plus assumed liabilities and other relevant items, to the extent properly taken into account) among the assets of the Company.  If, within ten (20) days after the Closing Date, Buyer notifies Seller in writing that Buyer objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days.  In the event that Buyer and Seller are unable to resolve such dispute within such twenty (20) days, Buyer and Seller shall jointly retain the Independent Accountant to resolve the disputed items.  Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution.  The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller.

Section 12.9.    Certain Definitions Relating to Taxes.  For purposes of this Agreement:

(a)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(b)          “Tax Return” shall mean any federal, state, local or foreign (including any other governmental subdivision or Taxing Authority) tax return, declaration, report, form, claim for refund or information return or similar statement relating to Taxes (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Taxing Authority.

(c)          “Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, payments in lieu, levies and governmental fees or other similar assessments or charges that are collected or administered by a Taxing Authority, including income, gross receipts, capital, profits, sales, premiums, use, ad valorem, value added, transfer, franchise, profits, alternative or add-on minimum, business organization, single business, margin, turnover, inventory, capital stock, license, bulk, production, recording, registration, mortgage, stamp, real estate excise, withholding, payroll, wages, employment, Social Security, Medicare, unemployment, excise, title, severance, stamp, occupation, real property, personal property, environmental, intangible property and estimated taxes, customs duties, import duties, tariffs and all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

(d)          “Taxing Authority” shall mean any federal, national, provincial, state, local or foreign government, or any subdivision, agency, commission or authority thereof that is primarily responsible for exercising tax regulatory, enforcement, or collection authority.

ARTICLE XIII.

TERMINATION

Section 13.1.    Termination of this Agreement.  This Agreement may be terminated prior to the Closing Date:

(a)          by mutual written consent of Buyer and Seller;

(b)          by either Buyer, on the one hand, or Seller, on the other hand, if the Closing has not occurred on or before one hundred and eighty (180) days after the date hereof (the “Outside Date”) (provided that, the right to terminate this Agreement under this Section 13.1(b) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date);

(c)          by Buyer if Seller has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 9.1(a) would not be satisfied as of any date following the date of this Agreement; provided, however that Buyer may not terminate this Agreement pursuant to this Section 13.1(c) unless any such breach has not been cured within sixty (60) days after written notice thereof by Buyer to Seller informing Seller of such breach and requesting termination;

(d)          by Seller if Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.1(a) would not be satisfied as of any date following the date of this Agreement; provided, however that Seller may not terminate this Agreement pursuant to this Section 13.1(d) unless any such breach has not been cured within sixty (60) days after written notice thereof by Seller to Buyer informing Buyer of such breach and requesting termination; or

(e)          by either Buyer, on the one hand, or Seller, on the other hand, if (i) there shall be a final, non-appealable order of a federal, state or foreign court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any final statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental authority that would make consummation of the transactions contemplated hereby illegal.

Section 13.2.    Effects of Termination.  If this Agreement is terminated prior to the Closing as described in Section 13.1, then this Agreement shall become null and void and of no further force and effect without any liability of the parties hereunder, and all further obligations of the parties under this Agreement will terminate, except that the provisions of Section 5.6 (Confidentiality of Information), Article XIV (Miscellaneous) and this Section 13.2 shall survive any such termination.  Nothing herein shall relieve any party from liability for any fraud or willful misconduct.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1.    Further Assurances and Cooperation.  Following the date hereof, Seller and Buyer shall each execute and deliver such documents and take such other actions as shall be reasonably requested by the other party to carry out the transactions contemplated by this Agreement.  Each party covenants and warrants that it shall, whenever and as often as it shall be reasonably requested to do so by the other party to this Agreement, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further documents and instruments as may be reasonably necessary or expedient and proper in order to complete any and all of the conveyances, transfers, sales and assignments herein provided for, and to effectuate the intent and purposes of this Agreement and the Related Agreements.

Section 14.2.    Cooperation and Assistance.  In the event and as long as any party is actively contesting or defending against any third party Action, after the Closing Date and upon request, each of the parties hereto shall cooperate with the other, at the requesting party’s expense, in furnishing information, testimony and other reasonable assistance if such third party Action involves any of the parties hereto or the Company and is based upon contracts, arrangements, events or actions (a) related to the transactions contemplated by this Agreement or the Related Agreements or (b) related to the Company and were in effect or occurred on or prior to the Closing Date.  Each of the parties shall make available to the other any contracts, forms or other records of the Company that the Company or such other party may be required to produce or review in connection with such Action after the Closing; provided, however, that neither Seller nor Buyer shall be required to make available portions of any documents which portions in the opinion of counsel are subject to the attorney-client privilege.  Notwithstanding the foregoing, the parties agree that this Section 14.2 shall not have any effect with respect to any matters relating to Taxes or Tax Returns, cooperation with respect to which shall be governed solely by Section 12.3.

Section 14.3.    Notices.  Any notice, request or other communication to be given hereunder shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) sent by registered or certified mail, postage prepaid, by overnight courier with written confirmation of delivery or (c) by email conspicuously marked, as follows (or at such other address for a party as shall be specified by like notice):

If to Buyer:

Clear Blue Financial Holdings, LLC

252 Ponce de León Avenue

Citibank Tower, 12th Floor

San Juan, PR 00918

Tel No.:  (787) 522-2000

Attn: Natalia Ramirez

Email: nramirez@edgelegalpr.com

With a copy to Buyer’s counsel (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue, New York, NY 10019

Tel No.:  212 728 8616

Attn: Michael Groll

Email: MGroll@willkie.com

If to Seller:

Mt. Hawley Insurance Company

9025 North Lindbergh Drive

Tel No.:  (309) 692-1000
Attn: Daniel Kennedy, General Counsel

Email: Dan.Kennedy@rlicorp.com

With a copy to Seller’s counsel (which shall not constitute notice):

Mayer Brown LLP

71 South Wacker Drive, Chicago, IL 60606

Tel No.:  (312) 782 0600

Attn:  Edward S. Best

Email:  ebest@mayerbrown.com

Section 14.4.    Expenses; Attorneys’ Fees.  Except as otherwise provided in this Agreement, each party shall bear its own expenses and attorneys’ fees, and Seller shall bear the expenses and attorneys’ fees of the Company incurred prior to Closing in connection with the negotiation and preparation of this Agreement and the Related Agreements.

Section 14.5.    Entire Agreement; No Modification.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings (other than the Confidentiality Agreement), both written and verbal, among the parties with respect to the subject matter hereof.  This Agreement shall not be amended or modified except by a writing signed by each of the parties hereto.

Section 14.6.    Waiver of Breach.  The waiver by a party of a breach or violation by another party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation by any party of the same or any other provision of this Agreement.  No such waiver shall be effective unless in writing signed by the party claimed to have made the waiver and delivered to the other party.

Section 14.7.    Consent to Jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of New York for the purposes of enforcing this Agreement.  If any action is brought in a state court, the parties shall take such actions as are within their control to cause any matter contemplated hereby to be assigned to the United States District Court for the Southern District of New York.  In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 14.8.    Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, without the necessity of posting bonds or other undertaking, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement in any court referenced in Section 14.7 having jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity.  In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.

Section 14.9.    Benefit of Parties; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  No party hereto may assign to another Person any of its rights or obligations hereunder without the prior written consent of the other party hereto.

Section 14.10. Exhibits, Schedules and Instruments.  The parties agree that each Exhibit, Schedule or other instrument attached to, or delivered pursuant to, this Agreement is a part of this Agreement as if fully set forth herein.

Section 14.11. Headings.  The headings of the sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 14.12. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws therein.

Section 14.13. Multiple Counterparts.  This Agreement may be signed in any number of counterparts which taken together shall constitute one and the same instrument.  Delivery of an electronic counterpart shall be effective as manual delivery thereof.

Section 14.14. Unenforceability or Invalidity.  In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 14.15. Third Parties.  Nothing expressed or implied in this Agreement is intended to or shall confer upon any person, firm or entity, other than the parties hereto and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 14.16. Interpretation.  Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.  The words “include,” “includes” and “including” and words of similar import shall be deemed to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

Section 14.17. RLI Guaranty.  From and after the date hereof, RLI hereby irrevocably guarantees the full and punctual performance by Seller of all Seller’s obligations to be performed by Seller under this Agreement, including the obligation of Seller, if any, to indemnify Buyer and its Affiliates pursuant to Articles VII or XII; provided that RLI’s obligations pursuant to this Section 14.17 shall in no event exceed the maximum aggregate amount for which Seller may be liable under this Agreement.  This guaranty shall become effective upon the execution and delivery of this Agreement and shall continue in full force and effect until Seller’s obligations under this Agreement have been fully satisfied, at which time the guaranty provided under this Section 14.17 shall terminate and be of no further force or effect and RLI shall be released from any and all obligations and liabilities under this Agreement.  RLI agrees that its obligations hereunder shall be unconditional, irrespective of any circumstance which might otherwise constitute a legal or equitable discharge of a surety or a guarantor.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MT. HAWLEY INSURANCE COMPANY

By:	/s/ Thomas L. Brown
Name: Thomas L. Brown
Title: V.P., Chief Financial Officer

CLEAR BLUE FINANCIAL HOLDINGS, LLC

By:	/s/ Jerome D. Breslin
Name: Jerome D. Breslin
Title: President

solely for purposes of Section 14.17:

RLI INSURANCE COMPANY

By:	/s/ Thomas L. Brown
Name: Thomas L. Brown
Title: V.P., Chief Financial Officer

[Signature Page to Stock Purchase Agreement]